UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ZOOMINFO TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 29, 2023
Dear Stockholder:
Please join us for ZoomInfo Technologies Inc.’s Annual Meeting of Stockholders on Wednesday, May 17, 2023, at 12:00 p.m., Pacific Time. Consistent with past practice, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/ZI2023.
Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. The Notice of Internet Availability of this Proxy Statement and Annual Report and the proxy card are first being sent to stockholders on or about March 29, 2023. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. At the Annual Meeting, you will be asked to:
1.Elect three Class III directors, to serve until our 2026 annual meeting of stockholders;
2.Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year; and
3.Approve, on an advisory, non-binding basis, the compensation of our named executive officers.
Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.
Thank you for your continued support of ZoomInfo Technologies Inc.

Sincerely,

Henry Schuck
Chief Executive Officer and Chairman of the Board of Directors

ZOOMINFO TECHNOLOGIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m., Pacific Time, on Wednesday, May 17, 2023

VIRTUAL LOCATION	You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ZI2023. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

ITEMS OF BUSINESS	1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers.

4. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 21, 2023.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Anthony Stark
Secretary and General Counsel March 29, 2023
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, May 17, 2023: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com. A list of the stockholders of record at the close of business on March 21, 2023 will also be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ZI2023.

PROXY VOTING METHODS
If you were a stockholder of record at the close of business on March 21, 2023, you may vote your shares (i) over the Internet, by telephone or by mail in advance of the Annual Meeting or (ii) over the Internet at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
If you are a stockholder of record, your Internet, telephone or mail vote must be received by 8:59 p.m., Pacific Time, on May 16, 2023 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.
YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

Forward-Looking Statements

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
ii

ZOOMINFO TECHNOLOGIES INC.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Telephone: (800) 914-1220
PROXY STATEMENT
Annual Meeting of Stockholders
May 17, 2023
GENERAL INFORMATION
Why am I being provided with these materials?
The notice containing instructions on how to access this Proxy Statement and Annual Report and proxy card are first being sent to stockholders on or about March 29, 2023. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of ZoomInfo Technologies Inc. (“we,” “our,” “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 17, 2023 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares during the meeting via the Internet or to vote your shares in advance by proxy via the Internet, by telephone or by mail.
What am I voting on?
There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

•	Proposal No. 3: Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

Who is entitled to vote?
Stockholders as of the close of business on March 21, 2023 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 404,095,440 shares of our common stock outstanding. Holders of our common stock have one vote for each share of common stock held as of the Record Date including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.
 What constitutes a quorum?
The virtual presence or representation by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal No. 1 and Proposal No. 3 are each considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
How many votes are required to approve each proposal?
For Proposal No. 1, under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in the nominee's favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each nominee for election as a director.
For Proposal No. 2, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
For Proposal No. 3, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
It is important to note that each of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023 (Proposal No. 2) and the proposal regarding the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3) is non-binding and advisory. While the ratification of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm. Similarly, the Board and the Compensation Committee will consider the outcome of the non-binding advisory vote on the compensation of our named executive officers when determining the compensation of our named executive officers.
How are votes counted?
With respect to the election of a director (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.
With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 2.
With respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3), you may select “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 3. Broker non-votes will not affect the outcome of voting on this proposal.
If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:

•	“FOR” the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. or its designee will tabulate the votes and act as the inspector of election.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•
By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by signing and dating the proxy card where indicated and by mailing, or otherwise returning the card in the postage-paid envelope provided to you, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 8:59 p.m., Pacific Time, on May 16, 2023, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 16, 2023.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
How do I attend and vote my shares at the Virtual Annual Meeting?
This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. The virtual shareholder meeting webcast, hosted by Broadridge, allows all stockholders to join the meeting, regardless of location. We aim to provide stockholders the same rights and comparable opportunities for participation that could be provided at an in-person meeting. You may attend the Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ZI2023. If you virtually attend the Annual Meeting you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ZI2023. A summary of the information you need to attend the Annual Meeting and vote via the Internet is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZI2023.

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/ZI2023 on the day of the Annual Meeting. We encourage you to access the meeting webcast prior to the start time. Online access will begin at 11:45 a.m. Pacific Time on May 17, 2023. If you encounter difficulties joining the Annual Meeting webcast during check-in at the meeting time, please check your internet connectivity and contact our voting intermediary, Broadridge.

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet. Rules of conduct for the Annual Meeting will be available once you access the meeting webcast and will also be available on the Annual Meeting website at www.virtualshareholdermeeting.com/ZI2023. A replay of the Annual Meeting will be available www.virtualshareholdermeeting.com/ZI2023 following the meeting.

•	You will need the 16-digit number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting, ask any questions, and vote during the Annual Meeting.
Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?
The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

•	Providing stockholders with the ability to submit questions up to 15 minutes in advance of, and during the meeting, after entering your 16-digit control number;

•	Providing stockholders with the ability to submit questions real-time via the meeting website, in accordance with the rules of conduct posted to the Annual Meeting website; and

•	Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.
You can submit questions in writing to the virtual meeting website during the Annual Meeting. You must first join the meeting with your control number as described above, click on the “Q&A” tab, type the question into the “Submit a question” field, and click “Submit.” We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to matters that are not pertinent to Annual Meeting matters, or that are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed is not otherwise answered, during the Annual Meeting, those matters or questions may be raised separately after the Annual Meeting by contacting our Investor Relations department.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
This year, we are pleased to save costs and help protect the environment by using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet.

For stockholders who have previously requested to receive paper copies of the proxy materials, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Secretary, provided such statement is received no later than May 16, 2023;

•	Voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 8:59 p.m., Pacific Time, on May 16, 2023;

•	Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 16, 2023; or

•	Attending the Annual Meeting and voting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder's last vote is the vote that will be counted.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Mitesh Dhruv, Keith Enright, and Henry Schuck constitute a class with a term that expires at the Annual Meeting of Stockholders in 2024 (the “Class I Directors”); Ashley Evans, Alison Gleeson, and Mark Mader constitute a class with a term that expires at the Annual Meeting of Stockholders in 2025 (the “Class II Directors”); and Todd Crockett, Patrick McCarter, and D. Randall Winn constitute a class with a term that expires at the Annual Meeting of Stockholders in 2023 (the “Class III Directors”).
Mr. McCarter was designated for election to the Board of Directors by investment funds associated with The Carlyle Group (“Carlyle”) and Mr. Crockett was designated for election to the Board of Directors by investment funds associated with TA Associates (“TA Associates”), in each case, pursuant to the terms of the stockholders agreement (as defined herein) and as set forth in “—The Board of Directors and Certain Governance Matters” below.
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated each of Todd Crockett, Patrick McCarter, and D. Randall Winn to serve as a Class III Director for a three-year term expiring in 2026. Action will be taken at the Annual Meeting for the election of these Class III Director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. Each nominee has indicated that he will be willing and able to serve as a director. If the nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2023
The following information describes the offices held, other business directorships and the term of service of the director nominees, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that each director nominee should serve as a director. Beneficial ownership of equity securities of each director nominee is shown under “Ownership of Securities” below.

Class III – Nominees for terms expiring in 2026
Name	Age	Principal occupation and other information
Todd Crockett	53
Mr. Crockett has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Crockett currently serves as a Managing Director of TA Associates, a private equity firm and an affiliate of the Company, which he joined in 1994, and is a member of TA Associates’ Management Committee and Core Investment Committee. Mr. Crockett also currently serves on the boards of several private companies, including MAO Corporation, Orion Adviser Solutions, Procare Software, LLC, Russell Investments, and Wealth Enhancement Group and Green Street. Mr. Crockett holds a B.A. from Princeton University and an MBA from Harvard Business School.

Nomination considerations: Mr. Crockett’s extensive core business and leadership skills, including financial and strategic planning, and his significant management experience, including his involvement with TA Associates.

Patrick McCarter	47	Mr. McCarter is a Managing Director and Head of Global Technology. Mr. McCarter founded Carlyle’s Menlo Park, CA office in 2016 and is currently based there. Since joining Carlyle in 2001, Mr. McCarter has led or been a key contributor to several Carlyle investments, including Hexaware, Abrigo, NEOGOV, Jagex, Tribute Technology, Unison, HireVue, ZoomInfo, Ampere Computing, Veritas, CommScope, Open Link Financial, Open Solutions, Freescale Semiconductor, Jazz Semiconductor, Sippican, and CPU Technology. Prior to joining Carlyle, Mr. McCarter held positions at Morgan Stanley with a focus on financial institutions in New York. Mr. McCarter serves as a director on the boards of publicly traded ZoomInfo and CommScope as well as the privately held HireVue, Veritas, Ampere Computing and Saama Technologies. He is also a member of Northwestern’s McCormick School of Engineering Advisory Council. Mr. McCarter received his M.B.A. from Harvard Business School and a B.S. with a double major in industrial engineering and economics from Northwestern University.

Nomination considerations: Mr. McCarter’s extensive core business skills, including financial and strategic planning, and many years of management experience at portfolio companies through his involvement with Carlyle.

D. Randall Winn	53
Mr. Winn has served as a member of the board of directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Winn currently serves as a Managing Member of 22C Capital, a principal investment firm, which he founded in 2017 and also serves as Managing Member of FiveW Capital. Mr. Winn is currently a director of the following private companies: LMI, Aurora Energy Research and Canoe Intelligence. Mr. Winn previously was the nonexecutive chairman of Dealogic, served on the board of Definitive Healthcare (NASDAQ:DH) and served on the boards of private companies such as Viteos Fund Services, Merit Software, and eMarketer. Prior to founding 22C Capital, Mr. Winn was a co founder of, and Co-Managing Partner and ultimately Executive Managing Director/CEO of Capital IQ from 1999 to 2011. Mr. Winn holds an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University.

Nomination considerations: Mr. Winn’s deep knowledge of our industry, extensive financial and business skills, including strategic planning, and his significant management and leadership experience, including with CapitalIQ.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class I – Directors whose terms expire in 2024
Name	Age	Principal occupation and other information
Mitesh Dhruv	45
Mr. Dhruv has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from February 2020 to June 2020. Mr. Dhruv most recently served as Chief Financial Officer of RingCentral, Inc., a cloud-based communications and collaboration solutions provider. Prior to joining RingCentral, Inc. in 2012, Mr. Dhruv worked at Bank of America Merrill Lynch as an equity research analyst and at PricewaterhouseCoopers. Mr. Dhruv is a CPA, Chartered Accountant, and CFA® charterholder, and holds an undergraduate degree in accounting from the University of Mumbai, India.

Nomination considerations: Mr. Dhruv’s extensive financial and accounting experience, including as the Chief Financial Officer of RingCentral and his accounting and financial certifications, his knowledge and experience in our industry and with SaaS companies, and his experience in management of a public company.

Keith Enright	48
Mr. Enright has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since March 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from March 2020 to June 2020. Mr. Enright currently serves as the Chief Privacy Officer of Google LLC, a multinational technology company that specializes in Internet-related services and products, which include online advertising technologies, a search engine, cloud computing, software, and hardware. Prior to joining Google in 2011, Mr. Enright was the Chief Privacy Officer and Vice President, Privacy of Macy’s Inc. Mr. Enright holds a Bachelor of Arts Degree from the University of Massachusetts at Amherst and a Juris Doctor degree from The George Washington University Law School.

Nomination considerations: Mr. Enright’s extensive experience with data privacy, including as Chief Privacy Officer for Google LLC, and his significant core business skills.

Henry Schuck	39
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck serves on the Board of Directors of Tegus. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management and holds a J.D., cum laude, from The Ohio State University Moritz College of Law.

Nomination considerations: Mr. Schuck’s perspective and the experience he brings as our co-founder and CEO.

Class II – Directors whose terms expire in 2025
Name	Age	Principal occupation and other information
Ashley Evans	43
Ms. Evans has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2018 to June 2020. Ms. Evans is a Partner at Francisco Partners, a leading global investment firm that partners with technology businesses. Previously she was a Partner at The Carlyle Group. She invests in enterprise software businesses and currently serves on the board of PayScale, SourceScrub, and Litmos and has previously served on the boards of HireVue, Jagex, NEOGOV, Saama, TriNetX and Veritas. She is a founder of SynGAP Research Fund, a public charity focused on improving the lives of SynGAP patients through the research and development of precision treatments. Ms. Evans holds an A.B. summa cum laude from Harvard College, where she was elected to Phi Beta Kappa, an M.Phil from the University of Cambridge, where she was a Knox Scholar, and a M.B.A from Stanford University’s Graduate School of Business, where she was a Siebel Scholar and an Arjay Miller Scholar.

Nomination considerations: Ms. Evans’ significant core business skills, including financial and strategic planning, and her extensive management experience, including her involvement with Francisco Partners and Carlyle.

Alison Gleeson	57	Ms. Gleeson has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since July 2022. She currently also serves on the boards of directors of publicly traded SaaS companies Elasic N.V, since January 2020, and 8x8, Inc., since August 2021, as a Special Advisor and Portfolio Committee Member at Brighton Park Capital, an investment firm, since October 2019, and on The Eli Broad College of Business Advisory Board of Directors for her alma mater, Michigan State University, since June 2017. From January 1996 to October 2018, Ms. Gleeson was with Cisco, where she served in various roles, most recently as Senior Vice President, Americas from July 2014 to October 2018. In that role she was responsible for Cisco's largest geographic region, with $25B+ in annual sales, and led 9,000 employees across 35 countries. Ms. Gleeson is also a highly-regarded international speaker on the drivers for digital disruption across industries, the role of technology in enabling business transformation, and empowering women in technology. Ms. Gleeson holds a B.S. in Finance and Marketing from Michigan State University.

		Nomination considerations: Ms. Gleeson’s extensive enterprise sales and marketing experience, including her leadership roles and go-to-market experience at a large public company.

Mark Mader	52	Mr. Mader has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from February 2020 to June 2020. Mr. Mader currently serves as President, Chief Executive Officer and director of Smartsheet Inc., a SaaS collaboration and work management provider. Prior to joining Smartsheet Inc. in 2006, Mr. Mader served in various leadership positions from 1995 to 2005 at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader was a senior associate at Greenwich Associates, a financial consulting firm. Mr. Mader holds a B.A. in Geography from Dartmouth College.

Nomination considerations: Mr. Mader’s extensive knowledge and experience in our industry and with SaaS companies, and his experience leading a public company as President, Chief Executive Officer and director of Smartsheet.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Privacy, Security, and Technology Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” (the “stockholders agreement”) provides that certain affiliates of investment funds associated with TA Associates, investment funds associated with Carlyle, and Henry Schuck, our Chief Executive Officer, and Kirk Brown (our “Founders”) have the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements in us. Mr. McCarter is the director nominee of Carlyle, Mr. Crockett is the director nominee of TA Associates, and Mr. Schuck is the director nominee of the Founders, in each case pursuant to the stockholders agreement entered into among us and certain affiliates of TA Associates, Carlyle, and our Founders in connection with our initial public offering (the “IPO”). The stockholders agreement provides that the authorized number of directors will not increase without the consent of TA Associates or Carlyle so long as TA Associates or Carlyle, as applicable, has the right to designate at least one director pursuant to the stockholders agreement.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and Nasdaq rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current Nasdaq corporate governance standards for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the Nasdaq independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has affirmatively determined that each of Mses. Evans and Gleeson and Messrs. Crockett, Dhruv, Enright, Mader, McCarter, and Winn is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable Nasdaq guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Evans and Messrs. Dhruv, Enright, and Mader is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Crockett, McCarter, and Winn is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, and ability to work collegially with the other members of the Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company.

The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. Set forth below is a list of experience, qualifications, attributes or skills that our Nominating and Corporate Governance Committee considers to be among the most important in its director nominating process, along with the number of current directors who possess the relevant experience, qualifications, attributes, and skills.

Director Skills, Knowledge and Experience Deemed Most Valuable by Committee	Directors Self-Reporting Qualification (#)
Knowledge and Experience in ZoomInfo's Industry	7
Knowledge and Experience with SaaS Companies in Other Industries	7
Experience in Management of a Public Company	8
Other Extensive Management Experience in a Large Organization	4
Data Privacy Experience	5
Cyber Security Experience	3
Core Business and Leadership Skills	9
Leadership Experience in Sales / Go-to-Market Areas	3
Finance and Accounting Expertise	8
Financial and Strategic Planning Expertise	8
Experience in a Chief Product Officer or Similar Role with Oversight of Product Quality	2
Current or Past Director of Another Public Company	4
International Operations Experience	4
Experience at Growing a Scaled SaaS Business ($2bn+)	1
Multi-Product/Services or Multi-Segment Company Experience (Managing Multiple Products Across a Platform)	4
In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.

In addition to the process described above, the Nominating and Corporate Governance Committee also nominates the individuals designated by TA Associates, Carlyle, and our Founders as required under the provisions of the stockholders agreement described under “Transactions With Related Persons—Stockholders Agreement.” Mr. McCarter is the director nominee of Carlyle, Mr. Crockett is the director nominee of TA Associates, and Mr. Schuck is the director nominee of the Founders pursuant to the stockholders agreement.
When considering whether a nominee has the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in the board member’s biographical information set forth above. This process resulted in the Board’s nomination of the incumbent director named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
As discussed above, the Nominating and Corporate Governance Committee and the Board include diversity of “viewpoints, background and experience” as part of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Corporate Governance Committee carefully consider is the importance to the Company of ethnic and gender diversity in board composition. Of the nine current members of our Board, four are diverse, including two who are female and two who are ethnically diverse. Moreover, two ethnically diverse directors hold a Board leadership role.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Company’s proxy statement as a nominee of the stockholder and to serving as a director if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, ZoomInfo Technologies Inc., at 805 Broadway Street, Suite 900, Vancouver, Washington 98660. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2024 Annual Meeting.”
Stockholder Engagement and Governance Practices
Our Board of Directors approaches governance in a strategic and thoughtful manner, taking into consideration multiple perspectives, including those of our Nominating and Corporate Governance Committee, our individual directors, our stockholders, our employees, various experts and other stakeholders. Our governance practices and programs include the following:
•Single Class of Stock: In 2021, our Board of Directors unanimously approved, and the Company completed, a reorganization that eliminated all outstanding super-voting shares. In May 2022, following approval by our stockholders, we amended and restated our Amended and Restated Certification of Incorporation to eliminate the multiple classes of common stock and to rename the Company’s Class A common stock as “Common Stock”. These transactions are discussed in Note 1: “Organization and Background - UP-C Corporate Structure and Multi-Class Voting Structure Elimination” to our Consolidated Financial Statements in Part II, Item 8 of our 2022 Annual Report on Form 10-K. All stockholders have one vote for each share of common stock held by such stockholder.

•Independent Directors: Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors, and subject to specified limited exceptions, which are no longer applicable to us, all members of its audit, compensation, and nominating and corporate governance committees must be independent. Under those rules, a director is independent only if a company’s board of directors makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence, in addition to satisfying the independence requirements set forth in the Nasdaq rules. Our Board has undertaken a review of the independence of each director and determined that all of our directors other than Mr. Schuck, who does not serve on any of the aforementioned committees, are “independent” as that term is defined under the Nasdaq rules for purposes of serving on our Board and committees of our Board.
•Commitment to Privacy and Data Security: We are committed to data privacy and security. The Privacy, Security and Technology Committee of our Board of Directors meets quarterly and oversees our major risk exposures relating to privacy, cybersecurity, and technology, and the steps the Company takes to detect, monitor, and actively manage such exposures. Our chief compliance officer manages our privacy function and reports directly to our Chief Executive Officer. Our chief compliance officer, chief security officer, chief technology officer, and other members of management provide updates and analysis regarding data privacy and security topics to the Privacy, Security and Technology Committee at each meeting. In addition, our privacy and legal teams are focused on applicable privacy laws and regulations and monitor changes to such laws and regulations with a view to implementing what we believe are best practices in the industry.
•Stockholder Engagement Program: We believe that effective corporate governance includes regular, constructive conversations with our stockholders. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders and believe that ongoing engagement builds mutual trust and understanding with our stockholders. Both active and prospective stockholder engagement and feedback are important components of our corporate governance practices and inform our decisions and programs. Since our IPO, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our corporate structure, such as the elimination of super-voting stock, along with other governance practices. In 2022, our management team held meetings with over 550 current and prospective stockholders. These included meetings with approximately 70%, 84% and 100% of our top 100, 50 and 20 active investors, respectively. We also hosted a virtual analyst and investor conference in June 2022, in which we reviewed our business strategy and long-term strategic and financial objectives. Topics included, but were not limited to, understanding our business model, growth strategy and vision, platform development, addressable markets and positioning, financial framework and performance, company culture, leadership, and other ESG topics. These discussions and the resulting feedback our management team receives help ensure that our Board’s decisions are informed by stockholder objectives.
Commitment to Sustainability
The Audit Committee of our Board of Directors oversees the Company’s ESG related strategy, policies, practices, risk assessment and management, and public disclosures, in accordance with its charter. During 2022, we launched a program to evaluate our ESG practices and conducted a sustainability materiality assessment. In February 2023, we published our second annual sustainability report, which is available on our sustainability page at https://ir.zoominfo.com/resources/sustainability. In the sustainability report, we provided updates on several ESG initiatives, including our signature to the United Nations Global Compact (“UNGC”), to demonstrate our commitment to the UNGC’s Ten Principles and support for the United Nations Sustainable Development Goals. We also improved the diversity of our Board of Directors and our Board is committed, as vacancies arise, to reflect and support the diversity, equity and inclusion framework that we are implementing within the Company. We also reported carbon emissions, committed to Scope 1 and 2 carbon neutrality by 2025, and prioritized cloud vendors based on carbon impact. The reference to our sustainability report and from our website is for convenience only, and the content in the report or from our website is not incorporated into this Proxy Statement by reference.

We consider the following sustainability topics to be important to our corporate sustainability:

Focus Area	Social	Governance	Environmental
Key Topics
•Community Engagement, Philanthropy, & Volunteerism
•Culture, Talent Attraction, Retention, & Development
•Customer Satisfaction & Relationship
•Diversity, Equity, & Inclusion
•Health, Safety, & Human Rights
		•Governance & Ethics •Privacy & Data Security •Product Governance, Innovation, & Technology •Risk Management •Supply Chain Management	•Corporate Efficiency •Energy & Emission •Natural Resources

Board Leadership Structure
Our Board of Directors is led by Mr. Schuck, our Chairman of the Board and Chief Executive Officer. The Board maintains the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight. By combining the role of Chairman and Chief Executive Officer in Mr. Schuck, one of our Founders, we have ensured that the Chairman of the Board has a unique understanding of our Company as well as ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance stockholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board’s view to management.
Our Corporate Governance Guidelines provide that whenever the Chairman of our Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may, but are not obligated to, elect from among themselves a Lead Director. The independent directors have not elected a Lead Director at this time.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2022 included Todd Crockett, Patrick McCarter and D. Randall Winn. None of the members of our Compensation Committee during 2022 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Board Diversity Matrix
The following table sets forth Board level diversity statistics based on self-identification of members of our Board as of March 29, 2023.

Board Diversity Matrix as of March 29, 2023
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Directors who identify as Middle Eastern	1
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at each regularly scheduled Board meeting (and in any event at least twice per year), the independent directors meet in a private session that excludes management and any non-independent directors.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including each of the committees of the Board, or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, at 805 Broadway Street, Suite 900, Vancouver, Washington 98660, who will forward such communication to the appropriate party.

Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2022.

Name	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee(3)	Privacy, Security and Technology Committee(4)
Todd Crockett		X	X
Mitesh Dhruv	Chair
Keith Enright	X			Chair
Ashley Evans	X
Alison Gleeson			X
Mark Mader	X
Patrick McCarter		X	Chair	X
Henry Schuck
Randall Winn		Chair		X
Number of meetings held in 2022:	4	4	4	4
(1) Until March 15, 2022, the Audit Committee consisted of Messrs. Dhruv (Chair), Mader and Winn. Effective March 15, 2022, Mr. Enright replaced Mr. Winn as a member of the Audit Committee. Effective Noevmber 1, 2022, Ms. Evans became a member of the Audit Committee.
(2) Ms. Evans was a member of the Compensation Committee from March 15, 2022 until July 28, 2022. Effective July 28, 2022, Mr. McCarter replaced Ms. Evans as a member of the Compensation Committee.
(3) Ms. Gleeson became a member of the Nominating and Corporate Governance Committee effective July 1, 2022. Ms. Evans was a member of the Nominating and Corporate Governance Committee from March 15, 2022 until July 28, 2022. Effective July 28, 2022, Mr. McCarter replaced Ms. Evans as chair of the Nominating and Corporate Governance Committee.
(4) Until March 15, 2022, the Privacy, Security and Technology Committee consisted of Mr. Enright (Chair), Ms. Evans, and Messrs. Mironov and Schuck. Effective March 15, 2022, Mr. Winn replaced Mr. Schuck as a member of the Privacy, Security and Technology Committee. Effective July 28, 2022, Mr. McCarter replaced Ms. Evans as a member of the Privacy, Security and Technology Committee.

Directors are encouraged to attend our annual meetings of stockholders. Six of our seven then-serving directors attended the annual meeting of stockholders in 2022. During the year ended December 31, 2022, the Board held seven meetings. In 2022, all of our then-serving directors attended at least 75% of the meetings of the Board and committees during the time in which they served as a member of the Board or such committee.
Audit Committee
Our Audit Committee consists of Mr. Dhruv, Mr. Enright, Ms. Evans, and Mr. Mader, with Mr. Dhruv serving as chair. All members of the Audit Committee, including Mr. Winn, who served on the Audit Committee until March 15, 2022, have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that Mr. Dhruv qualifies as an audit committee financial expert as defined by applicable Securities and Exchange Commission (“SEC”) regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Audit Committee Charter, and include providing assistance to the Board with respect to its oversight of the following:

•	the quality and integrity of the Company’s financial statements, including oversight of the Company’s financial reporting processes and financial statement audits;

•	our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	the independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	risk assessment and management, particularly with respect to financial risk exposure; and

•	the Company’s environmental, social, and governance (“ESG”) related strategy, policies, practices, risk assessment and management, and public disclosures.
The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
Compensation Committee
Our Compensation Committee consists of Messrs. Crockett, McCarter, and Winn, with Mr. Winn serving as chair. All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and compensation committees in particular.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Compensation Committee Charter, and include the following:

•	establishing and reviewing of the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving, or making recommendations to the Board of Directors with respect to, our CEO’s compensation level based on such evaluation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and making recommendations with respect to our equity compensation plans; and

•	monitoring our regulatory compliance with respect to compensation matters.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to persons other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of incorporation. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Crockett, Ms. Gleeson, and Mr. McCarter, with Mr. McCarter serving as chair. All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Nominating and Corporate Governance Committee Charter, and include providing assistance to the Board with respect to the following:

•	identifying individuals qualified to become directors, consistent with the criteria approved by the Board, from time to time, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and assisting the Board in complying with them;

•	overseeing the evaluation of the Board;

•	recommending to the Board the members of the Board to serve on the various committees of the Board and evaluating the functions and performance of such committees; and

•	otherwise taking a leadership role in shaping the corporate governance of the Company.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Privacy, Security and Technology Committee
Our Privacy, Security and Technology Committee consists of Messrs. Enright, McCarter, and Winn, with Mr. Enright serving as chair. The purpose and responsibilities of the Privacy, Security and Technology Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Privacy, Security and Technology Committee Charter, and include reviewing and discussing with Company management the Company’s major risk exposures relating to privacy, cybersecurity, and technology, and the steps the Company takes to detect, monitor, and actively manage such exposures.
The charter of the Privacy, Security and Technology Committee permits the committee to delegate any or all of its authority to one or more subcommittees consisting of one or more independent members. In addition, the Privacy, Security and Technology Committee has the authority under its charter to retain external consultants and other advisors as it deems appropriate to support its work.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security and Technology Committee charters, and other corporate governance information are available on our website at ir.zoominfo.com under Governance. Any stockholder also may request them in print, without charge, by contacting the Secretary of ZoomInfo Technologies Inc., at 805 Broadway Street, Suite 900, Vancouver, Washington 98660.
Code of Business Conduct and Ethics
We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chairman and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior officers. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct and Ethics may be found on our website at ir.zoominfo.com under Governance: Governance Highlights: Governance Documents: Code of Business Conduct and Ethics.
We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security and Technology Committee, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board areas of risk and any mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. The Privacy, Security and Technology Committee, represents the Board by periodically reviewing and discussing with Company management the Company’s major risk exposures relating to privacy, cybersecurity, and technology, and the steps the Company takes to detect, monitor, and actively manage such exposures.
Board Oversight of Privacy, Cybersecurity and Technology Risks
Our Board recognizes the importance of maintaining the trust and confidence of our clients and employees. As a part of its independent oversight of the key risks facing our company, the Board, primarily through its Privacy, Security and Technology Committee, devotes significant time and attention to the oversight of privacy, cybersecurity and technology risks. The Privacy, Security and Technology Committee oversees management’s approach to staffing, policies, processes, and practices to gauge and address privacy, cybersecurity, and technology risks. The Privacy, Security and Technology Committee regularly reports to the full Board and discusses the significant privacy, cybersecurity and technology issues at the Board level.

Our Privacy, Security and Technology Committee receives regular presentations and reports throughout the year on privacy, cybersecurity and technology risks. Our chief compliance officer and other members of management provide updates and analysis regarding data privacy and security topics to the Privacy, Security and Technology Committee at each meeting. These updates address a broad range of topics throughout the year, including but not limited to, technology trends, regulatory developments, legal issues, policies and practices, information security, potential threats and vulnerabilities, and efforts to plan for and mitigate threats and vulnerabilities.
Board Oversight of Environmental, Social, and Governance Risks
Our Board recognizes the importance of sustainability to our organization. As a part of its independent oversight of the key risks facing our company, the Board, primarily through its Audit Committee, devotes significant time and attention to the oversight of sustainability initiatives, evaluation and management of ESG risks, and related public reporting. The Audit Committee amended its charter in 2022 to reflect more focused oversight of the Company’s ESG related strategy, policies, practices, risk assessment and management, and public disclosures, and regularly reports to the full Board on these matters.
Anti-Hedging Policy
The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-set trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and employees (including officers) from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Director Compensation in Fiscal 2022
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd Crockett	—	—	—
Mitesh Dhruv	70,000	200,041	270,041
Keith Enright	72,500	200,041	272,541
Ashley Evans	22,998	166,688	189,686
Alison Gleeson	27,000	183,352	210,352
Mark Mader	60,000	200,041	260,041
Patrick McCarter	—	—	—
D. Randall Winn	73,125	200,041	273,166
__________________
(1)Represents the aggregate grant date fair value of restricted stock units granted during 2022 computed in accordance with Topic 718 without taking into account estimated forfeitures. The assumptions used in the valuation are discussed in Note 16: “Equity-based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2022 10-K. The aggregate number of restricted stock units outstanding as of December 31, 2022 for our non-employee directors who received compensation was as follows: 8,983 for Mr. Dhruv, 6,286 for Mr. Enright, 4,499 for Ms. Evans, 5,516 for Ms. Gleeson, 6,841 for Mr. Mader, and 4,698 for Mr. Winn.

Board and Committee Fees in 2022
For 2022, each of non-employee director (other than any “Director Designee” nominated pursuant to the stockholders agreement) was entitled to the following compensation:

•$50,000 annual cash retainer, payable quarterly in arrears, for service on the Board; plus
•Annual cash retainers for committee service, payable quarterly in arrears, as follows:
▪Chairperson of the Audit Committee: $20,000.
▪Chairperson of the Compensation Committee: $15,000.
▪Chairperson of the Privacy, Security, and Technology Committee: $15,000.
▪Chairperson of the Nominating and Corporate Governance Committee: $8,000
▪Member of the Audit Committee (other than the Chairperson): $10,000.
▪Member of the Compensation Committee (other than the Chairperson): $7,500.
▪Member of the Privacy, Security, and Technology Committee (other than the Chairperson): $7,500.
▪Member of the Nominating and Corporate Governance Committee (other than the Chairperson): $4,000.

In addition, each non-employee director received and will continue to receive an annual grant of restricted stock units (“RSUs”), denominated in shares of the Company’s common stock issued under the ZoomInfo 2020 Omnibus Incentive Plan (the “Plan”). On the close of business on the date of each regular annual meeting of the Company’s stockholders, without further action by the Board, each non-employee director then in office shall be granted $200,000 in RSUs, and the number of RSUs will be determined by dividing $200,000 by our closing stock price on the grant date, rounded up to the nearest whole share. Each annual grant of RSUs vests in full on the earlier of (x) the first anniversary of the vesting commencement date and (y) the date of the Company’s first regular annual meeting of stockholders held after the grant date.

Any non-employee director who serves on the Board or a committee for less than a full quarterly period shall receive a prorated portion of the applicable annual cash retainer(s) for that quarterly period, prorated using the number of days served during the quarterly period, including the date of appointment. Each non-employee director who is appointed to the Board during the year is entitled to a pro-rated annual RSU award, determined based on the number of days between the date the non-employee director joins the Board and the anticipated date of the Company’s next annual meeting of stockholders. Ms. Evans became eligible to receive compensation when she was no longer a “Designed Director” under the stockholders agreement, and her cash and equity compensation were prorated accordingly. Ms. Gleeson was appointed to the Board effective July 1, 2022, and her cash and equity compensation were also prorated accordingly.

Additionally, all of our directors will continue to be reimbursed for their reasonable out-of-pocket expenses related to their board service.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2023.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted “FOR” the ratification of the selection of KPMG LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2022 financial statements, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company.
The following table summarizes fees for professional services rendered by our independent registered public accounting firm, KPMG LLP for the audits of our annual consolidated financial statements for the years ended December 31, 2022 and 2021:

	2022	2021
Audit fees(1)	$1,799,131	$2,345,799
Audit-related fees(2)	—	—
Tax fees(3)	782,880	813,528
All other fees	—	—
Total:	$2,582,011	$3,159,327

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements, comfort letters and other services related to SEC matters. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for services performed that are related to the Company’s SEC filings (including costs relating to preparation of the Company’s registration statement filings) and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
All of the services shown in this table were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Mitesh Dhruv, Chair
Keith Enright
Ashley Evans
Mark Mader

PROPOSAL NO. 3—ADVISORY NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This proposal provides our stockholders with the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Non-Binding Vote on Compensation of Named Executive Officers
We believe that our executive compensation philosophy and program, as described below in the “Executive Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with both short-term and long-term business strategy and outcomes. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a highly competitive market for executive talent, reward and align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in “Executive Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it in the “Executive Compensation Tables” section of this proxy statement.

The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Because this vote is advisory in nature, it will not affect any compensation already paid to our named executive officers, and will not be binding on us, the Compensation Committee, or the Board, our Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in making future executive compensation decisions.
Vote Required
Approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS OF THE COMPANY
The following table presents summary information regarding each of our executive officers as of the date of this Proxy Statement, including: our Chief Executive Officer, Henry Schuck; our Chief Financial Officer, Peter Cameron Hyzer; our President and Chief Operating Officer, Chris Hays; and our Chief Technology Officer, Ali Dasdan. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Principal occupation and other information
Henry Schuck	39
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management and holds a J.D., cum laude, from The Ohio State University Moritz College of Law.

Peter Cameron Hyzer	48	Mr. Hyzer has served as Chief Financial Officer of ZoomInfo Holdings LLC since 2018 and as Chief Financial Officer of ZoomInfo Technologies Inc. since its formation in November 2019. Prior to joining ZoomInfo Holdings LLC, Mr. Hyzer served as the Chief Financial Officer and an Executive Managing Director of Eze Software Group LLC, a global provider of order management and investment technology to hedge funds and asset managers, from 2013 to 2018 through its sale to SS&C Technologies, Inc. Prior to that, Mr. Hyzer served as Managing Director, Controller and Treasurer of ConvergEx Group, a provider of global agency brokerage and investment technology, from 2007 to 2013 and Vice President of Finance at Eze Castle Software from 2005 to 2007. Earlier in his career, Mr. Hyzer served in executive and financial roles at other software and information companies, including Thomson Financial and Cramer Systems, and started his career in investment banking and private equity at Broadview International LLC and Broadview Capital Partners, LLC. Mr. Hyzer holds a B.S. in Economics from the University of Pennsylvania Wharton School and a B.S. in Electrical Engineering from the University of Pennsylvania School of Engineering and Applied Science. Mr. Hyzer is also a CFA® charterholder.
Chris Hays	52	Mr. Hays has served as our President and Chief Operating Officer since July 2021 and as our Chief Operating Officer since February 2021. Prior to that, he served as Chief Revenue Officer of ZoomInfo Holdings LLC since February 2019 and as Chief Revenue Officer of ZoomInfo Technologies Inc. since its formation in November 2019. From 2016 to 2019, Mr. Hays served as Senior Director of Sales & Marketing Operations, VP of Sales Operations and Chief Operating Officer of ZoomInfo Holdings LLC. Prior to joining ZoomInfo OpCo, Mr. Hays co-founded Inside Sales Team, a provider of sales software and lead management, in 2008 and served as Head of Revenue Operations from 2008 to 2015. Prior to founding Inside Sales Team, Mr. Hays served as Director of Services Revenue at Avaya, a company specializing in business communications and services, from 2000 to 2008 and as Enterprise Sales representative of Lucent from 1995 to 2000. Mr. Hays holds a B.A. from the State University of New York Albany.
Ali Dasdan	53	Mr. Dasdan has served as our Chief Technology Officer since January 2023. Prior to that, he served as Head of Engineering for Confluence Cloud and, later, Head of Engineering for Work Management at Atlassian, from April 2019 until January 2023. Prior to joining Atlassian, Mr. Dasdan was Head of Engineering and Product at Poynt from 2018 to 2019 and, from 2016 to 2018, he was Head of Engineering, Data and Marketing Automation at Tesco PLC. Prior to his role at Tesco PLC, Mr. Dasdan held various engineering and product management leadership roles at other technology companies, including Turn, eBay, Yahoo, Inc., and Synopsys. Mr. Dasdan holds a PhD in Computer Science from the University of Illinois at Urbana-Champaign, an MSc in Computer Engineering from Bilkent University, and a BSc in Computer Engineering from Bogazici University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This compensation discussion and analysis describes our compensation philosophy, objectives, and program structure for our named executive officers listed below. It also analyzes how and why our Compensation Committee arrived at specific compensation decisions during 2022 for our named executive officers.
Our only named executive officers during 2022 are listed in the table below. We refer to them as our “Named Executive Officers” or “NEOs.”

Name	Position
Henry Schuck	Chief Executive Officer
Peter Cameron Hyzer	Chief Financial Officer
Chris Hays	President and Chief Operating Officer
Nir Keren*	Former President, Israel, and Former Chief Technology Officer
*Mr, Keren voluntarily departed the Company effective February 25, 2023.
Executive Compensation Objectives and Philosophy
We operate in a highly competitive and rapidly evolving business environment. We must actively compete with other companies in attracting and retaining a world class, skilled executive management team, particularly in our technology sector, where there are a number of rapidly expanding software and other technology companies competing for a pool of highly qualified candidates. Our executive compensation program is designed to attract, motivate, incentivize and retain talented and seasoned technology leaders to grow our business and enable its success. To that end, we believe that executive compensation should:
•Reinforce desired behaviors, with a strong linkage between pay and performance;
•Align our Named Executive Officers’ interests with the long-term interests of our stockholders, with a focus on performance that drives value creation for our stockholders;
•Be externally competitive and internally fair;
•Support the Company’s structure, values, and culture;
•Support and reinforce strong governance practices and organizational accountability; and
•Adhere to principles of fiscal responsibility.
We have implemented compensation practices designed to motivate our employees, including our NEOs, to pursue our corporate objectives while incentivizing them to create long-term value for our stockholders. Our executive compensation program combines short-term and long-term components, including salary, annual cash-based incentive awards, and longer-term equity awards. We believe we have found the proper mix of incentives that attracts, motivates and retains each NEO.
Our Compensation Committee regularly reviews and, if appropriate, adjusts our executive compensation program to match the size, scale, growth and other components of our business. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

2022 Business Highlights
Our fiscal year 2022 business highlights included:
•Revenue of $1,098.0 million, an increase of 47% year-over-year.
•Operating income of $175.8 million and adjusted operating income of $447.8 million.
•GAAP operating income margin of 16% and adjusted operating income margin of 41%.
•Cash flow from operations of $417.0 million, and unlevered free cash flow of $456.5 million.
•Annual net revenue retention rate for 2022 was 104%.1
•Closed the year with 1,926 customers with $100,000 or greater in annual contract value.
Please see Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.
Executive Compensation Policies and Practices
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
☑ Emphasize long-term equity incentives	☒ No guaranteed “single-trigger” change in control payments
☑ Tie performance cash incentive opportunities to well-defined business objectives	☒ No tax reimbursement or tax gross-ups on severance or change in control payments
☑ Provide transparent disclosure of performance incentive targets and payout structure	☒ No special executive welfare or health benefits, or retirement plans not available to our employees generally
☑ Structure equity award acceleration linked to a change in control for post-IPO grants as “double triggered” requiring both a change in control and involuntary termination for accelerated vesting to apply	☒ No guaranteed compensation increases
☑ Provide for clawback of awards in the event of fraud, conduct contributing to a financial restatement or irregularity or other detrimental activities	☒ No hedging of our stock
☑ Assess risks of our executive compensation program	☒ No pledging of our stock
☑ Maintain a Compensation Committee comprised entirely of independent directors	☒ No strict benchmarking of compensation to a specific percentile or our peer group
☑ Retain an independent compensation advisor
1 Net revenue retention is an annual metric that is calculated based on customers that were contracted for services at the beginning of the year, or, for those that became customers through an acquisition, at the time of acquisition. Net revenue retention is calculated as: (a) the annual contract value (“ACV”) for those customers at the end of the year divided by (b) the Company’s ACV at the beginning of the year plus the ACV of acquired companies at the time of acquisition.

Compensation Process
Role of Our Compensation Committee, Management and the Board
The Compensation Committee is appointed by our Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.
The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board of Directors approval, the principal components of compensation (base salary, cash performance incentives, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Since our IPO, our Compensation Committee and, in certain circumstances, our full Board, has been responsible for making all executive compensation determinations. The Compensation Committee does not delegate authority to approve executive officer compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board of Directors meetings. Mr. Schuck, as our Chief Executive Officer, works closely with the Compensation Committee in managing the executive compensation program and attends some meetings of the Compensation Committee. He does not participate in the determination of his own compensation and is not present during decisions regarding his compensation.
Role of Compensation Consultant
In 2022, the Compensation Committee retained Aon's Human Capital Solutions, formerly known as Radford (“Aon”), to advise the Compensation Committee with respect to executive officer and director compensation. Aon does not provide any services to the Company other than advising on executive officer and non-employee director compensation. The Compensation Committee has determined that Aon is independent from management and that Aon’s work has not raised any conflicts of interest. Prior to the IPO and through 2021, the Compensation Committee retained Compensia, Inc. (“Compensia”) to advise the Compensation Committee with respect to executive officer compensation and post-IPO equity compensation program design, and company-wide equity strategy.

Benchmarking and Peer Group
In connection with our IPO, the Compensation Committee, in consultation with Compensia, conducted a peer group review and examined the following general criteria in order to support its recommendation: (i) U.S. headquartered companies; (ii) industry focus in the software or business services industry; (iii) financial scope reflecting companies of similar size and scale, including factors such as market cap, operating income and revenue; and (iv) compound annual revenue growth and other factors reflecting companies with a similar growth profile or stage of development. Based on Compensia’s review and recommendations, the Compensation Committee previously approved the following list of companies as an appropriate peer group for benchmarking executive compensation, and making compensation decisions (the “Peer Group”):

ACI Worldwide	CoStar Group	HubSpot	Paylocity Holding
Alteryx	Coupa Software	j2 Global	SolarWinds
ANSYS	Crowdstrike Holdings	MarketAxess Holdings	The Trade Desk
Aspen Technology	Datadog	Morningstar	Tradeweb Markets
Ceridian HCM Holding	Fair Isaac	MSCI	Tyler Technologies
		Paycom Software	Zoom Video Communications
The Compensation Committee considered the Peer Group when making compensation decisions in 2022 and determined that target total direct compensation and target annual and long-term incentive compensation were within a competitive range for each NEO, except in the case of Mr. Schuck, who declined to receive any equity awards in 2022. See “- Long-Term Equity Compensation” below. This determination took into account the base salary increases, cash bonus targets, and equity awards for each NEO described below.
In 2023, the Compensation Committee, in consultation with Aon, re-considered the Peer Group in light of the Company’s growth since its IPO and other factors. Based on Aon’s review and recommendations, the Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation, and making compensation decisions, in 2023 (the “Revised Peer Group”). The Compensation Committee considers this Revised Peer Group to better align with the Company’s levels of headcount, revenue, revenue multiples, and market capitalization.

Alteryx	CoStar Group	Morningstar	Smartsheet
ANSYS	Crowdstrike Holdings	MSCI	The Trade Desk
Ceridian HCM Holding	Fair Isaac	Okta	Tradeweb Markets
Consensus Cloud Solutions	HubSpot	Paycom Software	Tyler Technologies
	MarketAxess Holdings	Paylocity Holding	Ziff Davis

The Compensation Committee intends to continue to strive to provide compensation opportunities that generally align each NEO’s target total direct compensation within a competitive range of the market median and expects that a significant portion of each NEOs total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and long-term equity incentive awards.

Components of our Compensation Program and 2022 Compensation
2022 Executive Compensation Components
Our executive compensation program consists of the following primary components:
•Base salary;
•Cash-based incentive awards;
•Long-term equity compensation; and
•Severance and change in control-related payments and benefits.
We also provide our NEOs with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts and other plans and programs made available to our eligible employees.
We believe all these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs on the achievement of both our short-term and long-term objectives and aligns the interests of our NEOs with those of our stockholders. Our 2022 executive compensation program continued to reflect our ongoing transition from a late-stage private company to a publicly traded SaaS company with over a billion dollars in annual revenue, as we continued to emphasize long-term equity compensation as the most significant component of each Named Executive Officer’s compensation. The charts below show the pay mix of our CEO and other NEOs and the components of their pay for 2022, specifically the base salary and cash bonus amounts earned and the grant date fair value of equity awards granted in 2022.
Base Salary
We provide each NEO with a base salary for the services that the NEO performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries may be increased based on the individual performance of the NEO, company performance, any change in the NEO’s position within our business, the scope of the NEO’s responsibilities and any changes thereto. Base salaries may also be increased under the terms of an NEO’s employment agreement, but in the case of Mr. Schuck, such salary may not be decreased below $512,000 without his consent. Base salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although market data may also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by the Compensation Committee based on our compensation philosophy and objectives.
Effective April 1, 2022, the Compensation Committee increased the base salaries for certain of our NEOs to reflect each individual’s responsibilities and performance and to bring their base salaries to more competitive levels. The table below sets forth the annual base salaries for our NEOs for 2022:

Name	2021 Base Salary	2022 Base Salary	Percentage Increase from 2021 Base Salary
Henry Schuck(1)	547,840	550,000	0.4%
Peter Cameron Hyzer	525,000	562,000	7.0%
Chris Hays	385,200	423,720	10.0%
Nir Keren	410,000	439,413	7.2%
________________
(1)Pursuant to the terms of his employment agreement, Mr. Schuck is entitled to a base salary of $512,000, which may be increased, but not decreased without his consent.

Annual Cash Incentive Awards
A key objective of our compensation philosophy is to tie a significant portion of each NEO’s compensation to our performance. To help accomplish this objective, we provide annual performance-based cash bonus incentive opportunities for our NEOs, which are earned based on our achievement against corporate performance objectives established at the beginning of the fiscal year.
The table below shows the target annual cash bonus opportunity for each NEO as a percentage of their base salary and as a corresponding dollar amount for 2022:

Name	2022 Target Cash Bonus as a Percentage of Salary	2022 Target Cash Bonus as a Dollar Amount	Percentage Increase from 2021 Target Bonus as a Dollar Amount
Henry Schuck	100%	$550,000	20.9%
Peter Cameron Hyzer	60%	$337,000	7.0%
Chris Hays(1)	56%	$235,400	10.0%
Nir Keren	50%	$219,707	7.2%
________________
(1)Pursuant to the terms of his employment agreement, Mr. Hays was eligible to receive a target cash incentive bonus and a maximum cash incentive bonus of $1,000,000 upon achievement of personal performance goals.
2022 Cash Incentive Bonus Plan
At the beginning of 2022, our Board approved our annual operating plan, which included performance objectives that the Compensation Committee used to design an annual cash incentive bonus plan for our NEOs and other employees (the “2022 Cash Incentive Bonus Plan”). The Compensation Committee considered a number of factors in selecting the performance objectives applicable to our NEOs’ annual cash bonus opportunities, including performance objectives that tie to our business strategy and support our short-term and long-term plans to profitably grow our business. The Compensation Committee determined that two key performance metrics - net new annual recurring revenue (“Net New ARR”) and fiscal year adjusted operating income (“AOI”) - are aligned with the key drivers of success during this phase of our business growth.
Each NEO’s 2022 cash bonus opportunity was based equally on Net New ARR and AOI and capped at 200% maximum achievement. Bonus achievement was approved at 0% for Net New ARR and 104.6% for AOI, for a blended total achievement of approximately 52.3% of target, then rounded down to the nearest percentage point.
The following charts present the bonus payout formula relative to the target bonus opportunity based on 2022 Net New ARR and AOI achievement. The Net New ARR metric was based on targeted Net New ARR of $422.4 million and the AOI metric was based on targeted AOI of $441.5 million.

Metric	Payout Formula Under 2022 Cash Incentive Bonus Plan	Weight	Achieved
Net New ARR(1)	At target: 100% payout, increased or decreased as follows: •If above target, increased by 1% per $1.75 million above target, up to 150% achievement, then increased by another 1% per additional $1.00 million above 150% achievement, up to 200% maximum •If below target, decreased by 1% per $1.75 million below target, down to 50% achievement, then decreased by an additional 1% per additional $1.00 million below 50% achievement threshold, down to 0%	50%	—%
AOI(2)	At target: 100% payout, increased or decreased as follows: •If above target, increased by 1% per $0.35 million above target, up to 150% achievement, then increased by another 1% per additional $0.20 million above 150% achievement, up to 200% maximum •If below target, decreased by 1% per $0.35 million below target, down to 50% achievement, then decreased by an additional 1% per additional $0.20 million below 50% achievement threshold, down to 0%	50%	104.6%
Total Blended Achievement(3)			52%
________________
(1)Net New ARR is calculated based on the difference between annual recurring revenue at the end of the year and the beginning of the year. The calculation is adjusted for any acquisitions made during the year, if applicable.
(2)AOI is defined as income from operations plus (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, and (v) integration costs and acquisition-related compensation. For purposes of our cash incentive bonus plan determination only, AOI achievement is also adjusted to exclude additional or reduced bonus driven by the cash incentive bonus plan relative to target bonuses. The calculation is also adjusted for any acquisitions made during the year, if applicable.
(3)Total blended achievement was rounded down to the nearest percentage point.
Mr. Hays was also eligible to receive an additional incentive award of $1 million upon achievement of a stretch goal relating to Net New ARR for 2022. The stretch goal was not achieved, and no additional incentive award was provided to Mr. Hays with respect to Net New ARR for 2022. However, as previously disclosed, effective March 1, 2022 our Board granted, $750,000 in RSUs to Mr. Hays vesting on June 1, 2022, based on 2021 performance. Although this award did not relate to 2022 performance, because it was granted to Mr. Hays in fiscal 2022, it is reflected in the “Summary Compensation” tables in the “Executive Compensation Tables” section below.
Long-Term Equity Compensation
During 2022, we granted equity compensation to our executives, other than Mr. Schuck, in the form of RSUs.
Mr. Schuck did not receive any long-term equity compensation in 2022. Instead, upon Mr. Schuck’s request, and with the approval of the Compensation Committee, the Company allocated additional equity awards to non-executive officer employees for recognition and retention purposes.
We granted RSUs to Messrs. Hyzer, Hays, and Keren effective March 1, 2022 as part of the annual executive compensation process. Mr. Hyzer received three RSU awards in 2022. The first grant, effective March 1, 2022, was part of the standard annual executive compensation process. The second grant, effective September 1, 2022, was a special award to reward Mr. Hyzer for his performance. Mr. Hyzer was then awarded additional RSUs outside of the normal executive compensation cycle, on December 30, 2022, for retention purposes. As a result of that off-cycle award, the Compensation Committee did not recommend, and the Board did not grant, any RSUs to Mr. Hyzer as part of the 2023 annual executive compensation process.
The Compensation Committee believes that RSUs align our NEOs’ interests with those of our stockholders by providing a return directly in line with our stock price and minimize incentive for short-term risk-taking at the expense of realizing long-term value. RSUs encourage retention through vesting over the recipient’s continued employment with us over a multi-year period, cover fewer shares than stock options, minimize dilution to stockholders, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent.

The RSUs granted to NEOs prior to 2023 are subject to time-based vesting requirements. Beginning in 2023, the Compensation Committee, in consultation with our Compensation Consultant, recommended the grant of a mix of time-based RSUs and performance-based RSUs (“PRSUs”) based on certain financial objectives, including related to the Company’s free cash flow. Our Compensation Committee believes that this mix of RSUs and PRSUs will further align our NEOs’ interests with those of our stockholders by providing a return directly in line with both our stock price and a key financial metric that is important to maintain our long-term growth and sustainability.
The table below sets forth the equity award grants to our NEOs in 2022:

Name	Award Type	Approximate Grant Date Fair Value	Vesting Schedule
Peter Cameron Hyzer	RSU(1)	$7,500,023	25% vesting 3/1/2023, then in equal quarterly amounts for the following three years
Peter Cameron Hyzer	HSKB Phantom Units(2)	$500,029	25% vesting 9/1/2023, then in equal quarterly amounts for the following three years
Peter Cameron Hyzer	RSU(3)	$9,200,001	Equal quarterly vesting over two years, with first vesting 4/1/2023
Chris Hays	RSU(4)	$750,019	100% vesting 6/1/2022
Chris Hays	RSU(1)	$12,000,025	18.33% vesting 3/1/2023 7.5% vesting 3/1/2024 74.17% vesting 3/1/2025
Nir Keren	RSU(1) (Israel)	$10,000,012	50% vesting 3/1/2024 50% vesting 3/1/2025
________________
(1)Awarded on March 1, 2022 as part of the annual executive compensation process.
(2)Awarded on September 1, 2022 in special recognition of Mr. Hyzer’s performance.
(3)Awarded on December 30, 2022 for retention purposes and in lieu of 2023 annual equity award.
(4)Awarded on March 1, 2022 in lieu of Mr. Hays’ fiscal 2021 annual performance incentive award that is normally paid in cash.
Severance and Change in Control Benefits
Our NEOs are provided certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company, as described in more detail in “Potential Payments upon Termination or Change in Control” below. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The chart below describes the material terms of these benefits for our NEOs, other than Mr. Keren.

Triggering Event(s)	Benefits
Employment is terminated without cause or NEO resigns for good reason in connection with a change in control
•A lump sum payment equal to 18 months (or 12 months, in the case of Mr. Hyzer) of NEO’s then-current base salary, plus 100% of NEO’s annual target cash bonus for the year of termination, less any amounts already paid for such year;
•Any earned but unpaid bonus for the prior fiscal year;
•In the case of Mr. Schuck and Mr. Hays, continuation for 18 months following the termination date of any health insurance benefits to which NEO was entitled as of the termination date; and
•100% accelerated vesting of NEO’s outstanding equity awards subject to time-based vesting.
In each case subject to NEO timely signing a release of claims that becomes effective.

Employment is terminated without cause or resigns for good reason (other than in connection with a change in control)
•A lump sum payment equal to 12 months of NEO’s then-current base salary, plus a pro-rated portion of NEO’s expected annual bonus for the year of termination, less any amounts already paid for such year;
•In the case of Mr. Schuck or Mr. Hays, continuation for 12 months following the termination date of any health insurance benefits to which NEO was entitled as of the termination date; and
•In the case of Mr. Schuck and Mr. Hays, accelerated vesting of the portion of NEO’s then-unvested equity awards subject to time-based vesting scheduled to vest within 12 months following the termination date.
In each case subject to NEO timely signing a release of claims that becomes effective.

Employment is terminated due to death or disability	•A pro-rated portion of NEO’s expected annual bonus for the year of termination, less any amounts already paid for such year. •Up to 5,000 RSUs or RSAs vest, subject to certain exceptions.
In addition, in the event any of the payments provided for under the executive employment agreements, or otherwise payable to the NEO, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, the NEO would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment letter with any of our NEOs provides for any tax gross-up payments.
Other Compensation
Employee Benefits
We provide various employee benefit programs to our NEOs, including medical, vision, and dental benefits. These benefit programs are generally available to all of our employees with certain variations based on jurisdictions and seniority. These benefits are provided to the NEOs to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.
Limited Perquisites
Executive perquisites are not part of our general compensation philosophy; however, we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. For example, in 2022, we provided Mr. Keren with a car allowance in the amount of $46,128 and contributed $30,745 to his study fund, which is a perquisite that is customary in Israel (in each case paid in New Israeli Shekels and translated to U.S. dollars at the average monthly USD to NIS exchange rate for 2022 of $1.00 = NIS 3.3585.

Retirement Plan
Messrs. Schuck, Hyzer, and Hays are eligible to participate in the defined contribution pension plan (the “401(k) Plan”) we maintain for all full-time U.S. employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute up to 90% of such participant’s compensation pursuant to certain restrictions. In 2022, we matched 50% of the employee’s contribution to the 401(k) plan up to the first 7% of their contribution. We may also make discretionary profit-sharing contributions to eligible participants. We do not have a defined benefit plan or any non-qualified deferred compensation arrangements.
Mr. Keren was ineligible to participate in our 401(k) Plan, however we contributed pension and severance amounts for him as required by Israeli law and voluntarily contributed an additional pension amount equal to 6.5% of his base salary.
The value of perquisites and other personal benefits provided to the NEOs is reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote.
Other Compensation Policies and Practices
Clawback
Under the terms of our 2020 Omnibus Incentive Plan (the “Plan”), if an incentive award recipient, including any of our Named Executive Officers, engages in any Detrimental Activity (as defined under the Plan), our Compensation Committee has the authority and discretion to cancel all or part of the recipient’s outstanding awards, or require full or partial forfeiture and/or repayment of any gain that the recipient realized upon the vesting or exercise of awards. “Detrimental Activity” includes unauthorized disclosure of confidential or proprietary information, any activity that would be grounds to terminate the recipient for cause, a breach of any restrictive covenant such as a non-competition agreement, or fraud or conduct contributing to any financial restatements or irregularities.
Additionally, we intend to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a separate clawback policy to the extent required by law or applicable Nasdaq listing rules. Furthermore, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our securities trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts. No shares of the Company beneficially owned by any director or NEO are pledged or held in a margin account.

Tax and Accounting Considerations
Taxation of “Parachute” Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability the NEO might owe because of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to an NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to the NEO.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our Chief Executive Officer and other U.S.-based executive officers to $1 million per executive officer per year, subject to certain exceptions. We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers and do not currently have any immediate plans to do so. The Compensation Committee has authorized, and may in the future, in its judgment, authorize, compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards.
Compensation Risk Assessment
In consultation with management, our Compensation Committee has assessed our compensation plans, policies and practices for all employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and do not encourage our employees to take inappropriate risks and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with the Company’s management the executive compensation discussion and analysis (the “CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the members of the Compensation Committee of the Board.
Randall Winn, Chair

Todd Crockett
Patrick McCarter

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our Named Executive Officers, for their service for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Henry Schuck Chief Executive Officer and Chairman of the Board	2022	549,460	—	—	275,261	10,250	834,971
	2021	538,880	—	—	760,604	9,750	1,309,234
	2020	474,832	—	3,765,600	603,500	9,750	4,853,682
Peter Cameron Hyzer Chief Financial Officer	2022	552,750	—	17,200,052	173,347	10,250	17,936,399
	2021	518,750	—	3,000,049	529,212	9,750	4,057,761
Chris Hays President and Chief Operating Officer	2022	414,090	—	12,750,044	120,308	10,771	13,295,213
	2021	378,900	48,426	6,700,010	309,500	11,725	7,448,561
	2020	366,923	—	1,766,190	1,000,000	9,175	3,142,288
Nir Keren Former President, Israel and Chief Technology Officer	2022	466,076	—	10,000,012	124,072	156,899	10,747,059
	2021	459,630	106,516	15,000,042	339,275	157,548	16,063,011
	2020	365,932	100,000	4,000,017	224,973	135,593	4,826,515
________________
(1)The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered.
(2)The amount reported in this column for Mr. Hays represents a discretionary cash bonus award based on achievement of company performance objectives. The amounts reported in this column for Mr. Keren represent the portion of the retention bonus to which he was entitled under his offer letter that was earned as of February 1, 2020 and February 1, 2021. See “Executive Compensation Discussion and Analysis” above.
(3)Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2020 and 2021 stock awards consist of grants of time-vesting Class P Units, LTIP Units and restricted stock units issued under the ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”). As noted in Note 1: “Organization and Background” and Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, during the year ended December 31, 2021, the Company issued shares of unvested restricted stock in exchange for all unvested Class P Units and LTIP Units owned directly by the NEOs and other employees of the Company. Those exchanged shares of restricted stock (“RSAs”) remain subject to the same service vesting requirements of the original units and, upon fulfillment of the original employment service conditions, the restrictions will be lifted and the restricted stock will convert to unrestricted shares of the Company’s common stock. The fiscal 2022 stock awards consist of grants of time-vesting restricted stock units and HSKB phantom units issued under the 2020 Omnibus Incentive Plan. Terms of the stock awards are summarized in “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The stock awards granted to Mr. Hyzer in fiscal 2022 include an award granted December 30, 2022 with grant date fair value of $9,200,001, which was intended to be in lieu of Mr. Hyzer’s annual equity grant for 2023.
(4)Amounts in this column for fiscal 2022 include cash incentive bonuses earned by our NEOs in 2022. See “Executive Compensation Discussion and Analysis” above.
(5)The amounts reported represent our 401(k) Plan (as defined below) matching contributions on behalf of Messrs. Schuck, Hyzer and Hays. The amounts reported for Mr. Keren includes, a car allowance, the aggregate incremental cost to the Company of company-provided meals and gifts, tax gross-up payments in respect of perquisites, disability insurance benefits, contributions to pension and severance funds, commuting allowance and recreation pay as required under Israeli law, contribution of pension amounts for Mr. Keren above the amounts required under Israeli law and contributions to Mr. Keren’s study fund. These amounts were payable in New Israeli Shekels and translated to U.S. dollars at the average monthly USD to NIS exchange rate for 2022 of $1.00 = NIS 3.3585, the average monthly USD to NIS exchange rate for 2021 of $1.00 = NIS 3.2318, and the average monthly USD to NIS exchange rate for 2020 of $1.00 = NIS 3.4424 For a description of our 401(k) Plan, see “Executive Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in Fiscal 2022
The following table presents information regarding grants of plan-based awards during 2022 to our NEOs. The non-equity incentive plan awards were granted under our 2022 Cash Incentive Bonus Plan, as described in greater detail in “Executive Compensation Discussion and Analysis” above. The equity incentive plan awards were granted under our 2020 Omnibus Incentive Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at 2022 Fiscal Year-End.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Henry Schuck	Cash		—	550,000	1,100,000	—	—
Peter Cameron Hyzer	Cash		—	337,000	674,000	—	—
	RSU	3/1/2022	—	—	—	137,137	7,500,023
	HSKB	9/1/2022	—	—	—	11,009	500,029
	RSU	12/30/2022	—	—	—	305,141	9,200,001
Chris Hays	Cash		—	235,400	470,800	—	—
	RSU	3/1/2022	—	—	—	13,714	750,019
	RSU	3/1/2022	—	—	—	219,419	12,000,025
Nir Keren	Cash		—	219,707	439,414	—	—
	RSU	3/1/2022	—	—	—	182,849	10,000,012
(1) Represents the range of possible payouts to our NEOs under the 2022 Cash Bonus Incentive Plan, as further described above under “Executive Compensation Discussion & Analysis.”
(2) Terms of the stock awards are summarized in “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards made to the NEOs as of December 31, 2022.

			Stock Awards
Name	Grant Date	Award Type(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Henry Schuck	06/03/2020	RSA(3)	204,007	6,142,651
Peter Cameron Hyzer	06/03/2020	RSA(4)	40,824	1,229,211
Peter Cameron Hyzer	03/01/2021	RSA(5)	57,231	1,723,225
Peter Cameron Hyzer	03/01/2022	RSU(6)	137,137	4,129,195
Peter Cameron Hyzer	09/01/2022	HSKB Phantom Units(7)	11,009	331,481
Peter Cameron Hyzer	12/30/2022	RSU(8)	305,141	9,187,796
Chris Hays	06/26/2019	RSA(9)	32,963	992,516
Chris Hays	10/17/2019	RSA(10)	13,159	396,217
Chris Hays	12/29/2019	HSKB Phantom Units(11)	3,282	98,821
Chris Hays	06/03/2020	RSA(12)	40,824	1,229,211
Chris Hays	06/03/2020	RSA(13)	31,430	946,357
Chris Hays	03/01/2021	RSA(14)	127,814	3,848,480
Chris Hays	03/01/2022	RSU(15)	219,419	6,606,706
Nir Keren	07/03/2020	RSU16)	31,904	960,629
Nir Keren	03/01/2021	RSU(17)	95,384	2,872,012
Nir Keren	07/23/2021	RSU(18)	187,161	5,635,418
Nir Keren	03/01/2022	RSU(19)	182,849	5,505,583
__________________
(1)As noted in Note 1: “Organization and Background” and Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, during the year ended December 31, 2021, the Company issued shares of restricted stock in exchange for all unvested Class P Units and LTIP Units owned directly by the NEOs and other employees of the Company. Those exchanged shares of restricted stock, which are denoted as RSAs, remain subject to the same service vesting requirements of the original units and, upon fulfillment of the original employment service conditions, the restrictions will be lifted and the restricted stock will convert to unrestricted shares of the Company’s common stock. The grant dates reflect the grant dates of the original awards.
(2)Values determined based on the December 30, 2022 closing market price of our common stock (the last trading day of 2022), which was $30.11 per share.
(3)Originally granted as Class P Units and exchanged for RSAs on September 3, 2021, subject to the same vesting terms. Vests in in three equal installments on each of the second, third and fourth anniversaries of the grant date.
(4)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms as the original grant. Vests in three equal installments on the dates that are two and a half, three and a half, and four and a half years following the grant date.
(5)Originally granted as LTIP Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. One-third of the award vests on the second anniversary of the grant date, and the remaining two-thirds vest on the third anniversary of the grant date.
(6)Vests as follows: 25% of the award vested on March 1, 2023 and the remaining 75% of the award vests in equal quarterly amounts for the following three years.
(7)Vests as follows: 25% of the award vests on September 1, 2023 and the remaining 75% of the award vests in equal quarterly amounts for the following three years.
(8)Vests in equal quarterly amounts over two years, with the first vesting to occur April 1, 2023.
(9)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Half of this award vested on February 1, 2021 and the remainder vests in equal monthly installments during the 24 months following February 1, 2021, in each case subject to continued service on each vesting date.
(10)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Half of this award vested on October 1, 2021 and the remainder vests in equal monthly installments during the 24 months following October 1, 2021, in each case subject to continued service on each vesting date.
(11)Half this award vested on July 1, 2021 and the remaining half of such HSKB Phantom Units vest in equal monthly installments over the two year period following July 1, 2021 or, in each case, earlier upon the occurrence of certain liquidity events.

(12)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms as the original grant. Vests in three equal installments on the dates that are two and a half, three and a half, and four and a half years following the grant date.
(13)Originally granted as LTIP Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Vests in three equal installments on the dates that are two and a half, three and a half, and four and a half years following the grant date.
(14)Originally granted as LTIP Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Vests in full on March 1, 2024.
(15)Vests as follows: 18.33% of the award vested on March 1, 2023, 7.5% of the award vests on March 1, 2024, and the remaining 74.17% of the award vests on March 1, 2025.
(16)One-third of the award vested on June 3, 2021, and the remaining two-thirds vest in equal quarterly installments during the 24 months following June 3, 2021. This award ceased vesting as of Mr. Keren’s separation date from the Company on February 25, 2023.
(17)Vests as follows: 40% of the award vests on the second anniversary of the grant date and the remaining 60% of the award vests on the third anniversary of the grant date. This award ceased vesting as of Mr. Keren’s separation date from the Company on February 25, 2023.
(18)Vested in full on January 1, 2023.
(19)Vests as follows: 50% of the award vests on March 1, 2024 and the remaining 50% of the award vests on March 1, 2025. This award ceased vesting as of Mr. Keren’s separation date from the Company on February 25, 2023.
Option Exercises and Stock Vested
The following table shows for the fiscal year ended December 31, 2022, certain information regarding option exercises and stock vested during the fiscal year with respect to our NEOs:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry Schuck	215,210	10,467,212
Peter Cameron Hyzer	398,386	18,265,160
Chris Hays	366,061	16,457,282
Nir Keren	63,811	2,683,731
__________________
(1)The value realized on vesting is determined by multiplying the number of vested RSAs and RSUs by the closing price of our common stock on the vesting date. In the case of RSUs, the value realized on vesting does not reflect the actual value received by the NEO because a portion of the shares reflected in the table above were withheld by us to satisfy the NEO’s tax withholding obligations.
Employment Agreements and Offer Letter
The Company entered into an employment agreement with each of Messrs. Schuck, Hyzer, and Hays, and an offer letter agreement with Mr. Keren, in each case, that governs the terms of employment of each such NEO.
Mr. Schuck’s Employment Agreement
In connection with the IPO, we entered into an employment agreement with Mr. Schuck, pursuant to which he continues to serve as the Chief Executive Officer of the Company and Chairman of our Board of Directors. Mr. Schuck’s employment agreement, effective as of the date of the IPO, provides that he is entitled to a base salary of $512,000, which may not be decreased without his consent. Mr. Schuck is eligible for an annual cash incentive bonus, and his target annual bonus for each fiscal year is $425,000, with the actual annual bonus payable being based upon the level of achievement of specified corporate, financial, operational, and individual performance for such fiscal year, as approved by the Compensation Committee of our Board of Directors.
Mr. Schuck is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Schuck’s employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business, as well as for reasonable and documented first-class flight and ground transportation expenses for all business-related travel.
Mr. Schuck’s employment may be terminated at any time and for any reason by either the Company or Mr. Schuck, provided that either party is required to give 30 days’ advance written notice of any termination of employment (provided that the Company is entitled to pay the executive base salary payments in lieu of such notice period).

Mr. Schuck is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers and non-solicitation of employees for 24 months following termination, (iii) non-competition during employment and until the later of 12 months following the termination date or 24 months following the effective date of the IPO, and (iv) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Schuck is entitled in the event of a qualifying termination of his employment.
Mr. Hyzer’s Employment Agreement
We entered into an employment agreement with Mr. Hyzer on November 12, 2018, pursuant to which he serves as the Chief Financial Officer of the Company. Mr. Hyzer’s employment agreement provided for a base salary of $500,000 as of January 1, 2020, subject to adjustment from time to time to reflect amounts approved by the Company. Mr. Hyzer is eligible for an annual cash incentive bonus, based upon performance metrics determined to be appropriate in light of his position.
Mr. Hyzer is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Hyzer’s employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business.
Mr. Hyzer’s employment may be terminated at any time and for any reason by either the Company or Mr. Hyzer, provided that either party is required to give 30 days’ advance written notice of any termination of employment.
Mr. Hyzer is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers and non-solicitation of employees for 12 months following termination, (iii) non-competition during employment and for 12 months following the termination date.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Hyzer is entitled in the event of a qualifying termination of his employment.
Mr. Hays’ Employment Agreement
We entered into a new employment agreement with Mr. Hays on August 10, 2020, superseding his prior employment agreement, pursuant to which he continues to serve as the Chief Operating Officer of the Company. The terms of this employment agreement continued to apply following his promotion to President and Chief Operating Officer of the Company in February 2021.
Mr. Hays’ employment agreement provides that he is entitled to a base salary of at least $360,000. Mr. Hays is eligible for an annual cash incentive bonus, a target bonus of at least $200,000 and a maximum bonus amount of $1 million based upon the achievement of specific performance for each fiscal year, as approved by the Compensation Committee of our Board of Directors.
Mr. Hays is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Hays’ employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business.
Mr. Hays’ employment may be terminated at any time and for any reason by either the Company or Mr. Hays, provided that either party is required to give 30 days’ advance written notice of any termination of employment (provided that the Company is entitled to pay the executive base salary payments in lieu of such notice period).
Mr. Hays is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination; (ii) non-solicitation of customers and non-solicitation of employees for 24 months following termination; (iii) if enforceable under applicable law, non-competition during employment and until the later of 12 months following the termination date and 24 months following the effective date of the IPO; and (iv) mutual non-disparagement for the longest period legally enforceable.

See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Hays is entitled in the event of a qualifying termination of his employment.
Mr. Keren’s Offer Letter
We entered into an offer letter agreement with Mr. Keren on February 1, 2019, pursuant to which he served as our Chief Technology Officer, until February 2023. Mr. Keren was entitled to an annual salary of at least $350,000. In addition, he was entitled to a one-time bonus of $100,000 after one year of service, which was achieved February 1, 2020, and an additional one-time bonus of $100,000 after two years of service, which was achieved February 1, 2021. He was also eligible to receive an annual performance bonus based upon successful completion of measurable business objectives.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Keren was entitled in the event of a qualifying termination of his employment.
Termination and Change in Control Provisions
Mr. Schuck’s Employment Agreement
Pursuant to Mr. Schuck’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the amount of his target annual bonus (at 100% achievement), prorated based on the number of days he is employed during the fiscal year in which the termination date occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 12 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) accelerated vesting of the portion of his then-unvested equity awards subject to time-based vesting that he holds as of the termination date and which were scheduled to vest within 12 months following the termination date.
In the event of a termination of Mr. Schuck’s employment by the Company without cause or his resignation with good reason, which in either case occurs during the period beginning three months prior to, and ending 12 months following, a “change in control” of the Company, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 18 months of his base salary plus the amount of his target annual bonus (at 100% achievement), payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 18 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) full accelerated vesting of all then-unvested equity awards subject to time-based vesting that he holds as of the termination date.
Mr. Schuck’s employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.
Mr. Hyzer’s Employment Agreement
Pursuant to Mr. Hyzer’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the target amount of his annual cash incentive bonus for the year in which the termination occurs prorated based on the number of days he is employed during the fiscal year in which the termination date occurs (or without pro-ration, if such termination occurs in connection with a change in control), payable in a single lump sum; and (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs, payable in a single lump sum.

Mr. Hyzer’s employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.
Mr. Hays’ Employment Agreement
Pursuant to Mr. Hays’ employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the target amount of his annual cash incentive bonus for the year in which the termination occurs prorated based on the number of days he is employed during the fiscal year in which the termination date occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs, payable in a single lump sum; (iii) continuation for 12 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) accelerated vesting of the portion of his then-unvested equity awards subject to time-based vesting that he holds as of the termination date and which were scheduled to vest within 12 months following the termination date.
In the event of a termination of Mr. Hays’ employment by the Company without cause or his resignation with good reason, which in either case occurs during the period beginning three months prior to, and ending 12 months following, a “change in control” of the Company, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 18 months of his base salary plus the target amount of his annual cash incentive bonus for the year in which the termination occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs, payable in a single lump sum; (iii) continuation for 18 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) full accelerated vesting of all then-unvested equity awards subject to time-based vesting that he holds as of the termination date.
Mr. Hays’ employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.
Mr. Keren’s Offer Letter
Pursuant to Mr. Keren’s offer letter, if Mr. Keren’s employment were terminated without cause, provided he first executed a release of claims in favor of the Company and its affiliates and personnel in a form reasonably acceptable to the Company, he was entitled to be paid a severance equal to one half of his annual salary in effect at the time of such termination and, if such termination would have occurred prior to February 1, 2021, he would have been entitled to a pro-rated amount of any unpaid retention bonus.
Equity Awards
Each of the NEOs holds equity awards pursuant to award agreements that provide for accelerated vesting upon certain qualifying terminations of employment. Below is a description of the accelerated vesting of such equity awards upon certain qualifying terminations of employment.
RSAs that relate to Class P Units Awarded Prior to the IPO
In the event of an involuntary termination of the executive officer’s employment without cause or, in the case of Mr. Schuck, the executive officer’s resignation for good reason, in each case, during the 12-month period following a “liquidity event” (which includes a change of control or a liquidation of ZoomInfo OpCo, but did not include the IPO), all of the RSAs issued in respect of previously granted Class P Units will be deemed vested in full. Any RSAs which do not vest on or prior to the date of the holder’s termination of employment will be forfeited for no consideration.

The original award agreement applicable to the RSAs for each executive officer contains a non-competition covenant during employment and the 24-month period following termination of employment; upon breach of this covenant, all vested awards will be forfeited and canceled.
LLC Units of HSKB Funds, LLC
Pursuant to the LLC Agreement governing HSKB Funds, LLC, Mr. Hays is subject to a non-competition covenant during employment and the 24-month period following termination of employment. In the event of Mr. Hays’s termination of employment for any reason or his breach of the non-competition covenant, his units will be subject to full or partial forfeiture. In the event of Mr. Hays’s involuntary termination without cause or his resignation for good reason, he will be entitled to retain his LLC Units.
Equity Awards in Connection with the IPO
The Class P Unit and LTIP Unit awards (subsequently converted into RSAs) and RSU awards granted in connection with the IPO are subject to “double trigger” vesting protection, such that vesting will accelerate in the event of a termination without “cause” or a termination for “good reason,” in each case, occurring within 12 months following a change in control. Additionally, Mr. Schuck’s RSA award issued in respect of his Class P Unit award is subject to potential accelerated vesting upon certain additional employment termination events pursuant to the terms of his employment agreement.
Potential Payments upon Termination or Change in Control
The following tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above, assuming that the triggering event took place on December 31, 2022, the last day of our fiscal year. For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated as $30.11, the closing price of a share of our common stock on December 30, 2022 (the last trading day of 2022), multiplied by the number of unvested shares subject to the award as of December 31, 2022 that are being accelerated. The disclosures provided below exclude Mr. Keren, who voluntarily departed effective February 25, 2023 and was not entitled to any special benefits upon his resignation except for statutory severance under Israeli local law.

	Involuntary Termination in Connection with a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry Schuck	825,000	550,000	25,051	6,142,651
Peter Cameron Hyzer	562,000	337,000	—	16,600,908
Chris Hays	635,580	235,400	25,051	14,118,308
__________________
(1)An “involuntary termination” means a termination without cause or in the case of Messrs. Schuck, Hays, or Hyzer, a resignation for good reason, and other than due to death or disability. An involuntary termination that occurs within the three months prior to or the twelve months following a change in control is considered occurring “in connection with” such change in control for purposes of each of the named executive officer’s severance benefits listed above.
(2)Represents 18 months of the NEO’s annual base salary for Messrs. Schuck and Hays, and 12 months of annual base salary for Mr. Hyzer.
(3)In the case of Messrs. Schuck, Hyzer, and Hays, represents the NEO’s target annual bonus at 100% achievement.
(4)In the case of Messrs. Schuck and Hays, represents the value of 18 months of COBRA premium reimbursement. In the case of Mr. Keren, represents statutorily required severance pay, payment for accrued unused vacation and recuperation pay, and payment in lieu of notice.
(5)For purposes of valuing accelerated vesting, the values are calculated as $30.11, the closing price of a share of our common stock on December 30, 2022 (the last trading day of 2022), multiplied by the number of unvested shares subject to the award as of December 31, 2022 that are being accelerated.

	Involuntary Termination without a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry Schuck	550,000	550,000	16,701	3,071,310
Peter Cameron Hyzer	562,000	337,000	—	—
Chris Hays	423,720	235,400	16,701	3,786,333
__________________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability.
(2)Represents 12 months of the NEO’s annual base salary.
(3)In the case of Messrs. Schuck, Hyzer, and Hays, represents the NEO’s target annual bonus at 100% achievement.
(4)In the case of Messrs. Schuck and Hays, represents the value of 12 months of COBRA premium reimbursement.
(5)In the case of Messrs. Schuck and Hays, represents value of accelerated vesting of unvested time-based equity awards held as of December 31, 2022 which were scheduled to vest within the following 12 months. For purposes of valuing accelerated vesting, the values are calculated as $30.11, the closing price of a share of our common stock on December 30, 2022 (the last trading day of 2022), multiplied by the number of unvested shares subject to the award as of December 31, 2022 that are being accelerated.

	Death or Disability of Named Executive Officer
Name	Cash Severance - Bonus ($)(1)	Equity Acceleration ($)(2)
Henry Schuck	550,000	150,550
Peter Cameron Hyzer	337,000	150,550
Chris Hays	235,400	150,550
__________________
(1)Represents the NEO’s target annual bonus at 100% achievement.
(2)Represents value of accelerated vesting of 5,000 RSA or RSU awards upon death or disability of an NEO, pursuant to the terms of the award agreements provided to NEOs under the 2020 Omnibus Incentive Plan.
CEO Pay Ratio Disclosure
Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee and the annual total compensation of our CEO, Mr. Schuck on December 31, 2022, the last day of our 2022 fiscal year.

For 2022, the annual total compensation for Mr. Schuck, from the Summary Compensation Table above, was $834,971, and the annual total compensation for our median-compensated employee was $142,239, resulting in an estimated pay ratio of 6:1.

Identification of Median Employee

Our median employee was identified from all full-time and part-time employees employed as of November 1, 2022. As of November 1, 2022, we employed approximately 3,558 individuals. We did not include any contractors or other non-employee workers in our employee population. To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s (i) annualized base salary (ii) targeted annual company bonus amount or targeted commission amount, and (iii) the grant date fair value of equity awards granted, in each case during the period from January 1, 2022 through December 1, 2022. We selected these compensation elements because they represented our principal broad-based compensation elements. Compensation not paid in U.S. dollars was converted to U.S. dollars using the foreign exchange rates in effect as of November 1, 2022. We then ranked this compensation measure for our employees and identified the median employee. The compensation of our median employee does not include certain company-provided benefits such as health insurance, life insurance or employee stock purchase plan.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
The Executive Compensation Discussion and Analysis section of this Proxy Statement sets forth the financial and other factors considered by the Compensation Committee when reviewing and setting the compensation of our NEOs for fiscal 2022. The following section has been prepared in accordance with the “pay versus performance” rules set forth in Item 402(v) (the “Rule”) of Regulation S-K and sets forth information regarding compensation of our CEO, as our principal executive officer (“PEO”), and our other non-PEO named executive officers. In accordance with the Rule, the table below and the discussion that follows includes an amount referred to as “compensation actually paid” as defined in the Rule (“CAP”). The calculation of CAP includes, among other things, the revaluation of unvested and outstanding equity awards. In accordance with the Rule, the revaluation of equity awards includes, as applicable:

•The year-end fair value of the awards granted in the covered fiscal year (e.g., 2022) that are outstanding and unvested as of the end of the covered fiscal year;
•The change in fair value from the end of the prior fiscal year (e.g., 2021) to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year;
•The fair value, as of the vesting date, of any awards that were granted and vested in the same covered year;
•The change in fair value from the end of the prior fiscal year to the vesting date or forfeiture date with respect to any awards granted in prior years that vested or failed to vest, as applicable, in the covered fiscal year; and
•The value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation.
Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)(5)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)(5)	Value of Initial Fixed $100 Investment Based on (6)		Net Income ($ in millions)	Company Selected Measure ($ in millions)(8)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(7)
2022	834,971	(9,146,034)	13,992,890	(2,302,781)	88.56	120.35	63.2	447.8
2021	1,309,234	11,826,901	9,189,778	18,409,541	188.82	187.38	94.9	306.6
2020	4,853,682	42,135,178	3,984,402	52,419,862	141.85	135.92	(36.4)	226.0
__________________
(1)The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Schuck, our CEO, for each corresponding year as reported in the “Total” column of the “Summary Compensation Table” in this Proxy Statement.

(2)In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to the amounts reported for Mr. Schuck in the Summary Compensation Table. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. Schuck during the applicable year.

Description	2020 ($)	2021 ($)	2022 ($)
Change in Pension Value Deduction	—	—	—
Pension Service Cost Addition	—	—	—
Prior Pension Service Cost Addition	—	—	—
Deductions from SCT “Stock Awards” Column Value	(3,765,600)	—	—
Stock and Option Awards Adjustment	41,047,096	10,517,667	(9,981,005)
Year End Fair Value of Unvested Equity Awards Granted in the Year	13,448,622	—	—
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	20,213,448	7,252,763	(6,831,874)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	7,385,026	3,264,904	(3,149,131)
Fair Value at the End of the Prior Year of Equity Awards that Faired to Meet Vesting Conditions in the Year	—	—	—
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Total Added (or Deducted)	37,281,496	10,517,667	(9,981,005)
(3)The dollar amounts reported in this column represent the average of the total amounts reported for Messrs. Hyzer, Hays, and Keren, as our other named executive officers, for each corresponding year in the “Total” column of the “Summary Compensation Table” in of this Proxy Statement. The individuals comprising the Non-PEO NEOS for each presented year are listed below:
2022 and 2021 – Messrs. Hyzer, Hays and Keren
2020 – Messrs. Hays and Keren.
(4)In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, when calculating the “average compensation actually paid” for Messrs. Hyzer, Hays, and Keren the following adjustments were made to the amounts reported in the Summary Compensation Table. Importantly, the dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, our other named executive officers as a group during the applicable year.

Description	2020 ($)	2021 ($)	2022 ($)
Change in Pension Value Deduction	—	—	—
Pension Service Cost Addition	—	—	—
Prior Pension Service Cost Addition	—	—	—
Deductions from SCT “Stock Awards” Column Value	(2,883,104)	(8,233,367)	(13,316,703)
Stock and Option Awards Adjustment	51,318,564	17,453,130	(2,978,968)
Year End Fair Value of Unvested Equity Awards Granted in the Year	7,086,571	10,006,426	8,586,920
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	20,092,222	5,482,981	(6,472,178)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—	184,636
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	24,139,771	1,963,723	(5,278,346)
Fair Value at the End of the Prior Year of Equity Awards that Faired to Meet Vesting Conditions in the Year	—	—	—
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Total Added (or Deducted)	48,435,460	9,219,763	(16,295,671)

(5)When calculating amounts of “compensation actually paid” for purposes of this table, the fair value of each equity award was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718 as described in Note 2 to our financial statements for the fiscal year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2023. The assumptions used were not materially changed from those described in Note 2 but were updated at each valuation date to reflect the then-current value of each variable.
(6)Total shareholder return as calculated based on a fixed investment of one hundred dollars measured at the market close on June 4, 2020, the date our stock commenced trading on the Nasdaq Global Select Market through and including the end of the fiscal year for each year reported in the table as required by the Rule.
(7)The Peer Group Total Shareholder Return set forth in this table utilizes the Nasdaq Computer Index (^IXCO).
(8)For purposes of the Rule, we have identified AOI as our Company-Selected Metric. See Appendix A for a reconciliation of AOI to its most directly comparable GAAP financial measure.

Relationships Between Pay and Performance

Total Shareholder Return

The following charts show the relationship between (1) PEO CAP and average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) the cumulative total shareholder return of the Company for its last three completed fiscal (calendar) years. The charts also provide a comparison of the Company’s total shareholder return to the Compensation Comparison Group (“CCG”) total shareholder return for the three-year period. The Company uses the Nasdaq Computer Index (^IXCO) as its CCG.

	PEO Compensation vs. Company and CCG TSR				NEO Compensation vs. Company and CCG TSR
	2020	2021	2022		2020	2021	2022
PEO Compensation	42,135,178	11,826,901	(9,146,034)	NEO Average Compensation	52,419,862	18,409,541	(2,302,781)
Company TSR	141.85	188.82	88.56	Company TSR	141.85	188.82	88.56
CCG TSR	135.92	187.38	120.35	CCG TSR	135.92	187.38	120.35

Net Income
The following charts show the relationship between (1) PEO CAP and the average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) the net income of the Company for the last three fiscal years.

	PEO Compensation vs. Net Income				NEO Compensation vs. Net Income
	2020	2021	2022		2020	2021	2022
PEO Compensation	42,135,178	11,826,901	(9,146,034)	NEO Average Compensation	52,419,862	18,409,541	(2,302,781)
Net Income	(36,400,000)	94,900,000	63,200,000	Net Income	(36,400,000)	94,900,000	63,200,000

AOI
The following charts show the relationship between (1) PEO CAP and the average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) AOI for the last three fiscal years.

	PEO Compensation vs. AOI				NEO Compensation vs. AOI
	2020	2021	2022		2020	2021	2022
PEO Compensation	42,135,178	11,826,901	(9,146,034)	NEO Average Compensation	52,419,862	18,409,541	(2,302,781)
AOI	226,000,000	306,600,000	447,800,000	AOI	226,000,000	306,600,000	447,800,000

Financial Performance Measures Used to Link Executive Compensation to Performance
For purposes of the Rule, we have identified the following performance measures as the most important in setting compensation for our NEOs for fiscal year ended December 31, 2022, in response to the Tabular List disclosure requirement pursuant to Item 402(v)(6) of Regulation S-K. Both of these performance measures were used in setting performance goals under our 2022 Cash Incentive Bonus Plan.

•AOI
•Net New ARR

For additional disclosure on these performance measures, see “Executive Compensation Discussion and Analysis – 2022 Cash Incentive Bonus Plan” above.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 31, 2022, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1):
2020 Omnibus Incentive Plan	10,700,570(2)	$21.00(3)	13,433,713(4)
2020 Employee Stock Purchase Plan	—	N/A	7,334,401
Equity compensation plans not approved by security holders	—	N/A	—
Total	10,700,570		20,768,114

(1)	We have two equity compensation plans that have been approved by our stockholders: the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan (the “ESPP”).
(2)	Consists of 10,377,568 shares of our common stock issuable upon the settlement of RSUs and 323,002 shares of our common stock issuable upon the exercise of stock options.
(3)	The weighted average exercise price relates only to stock options. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(4)	Consists of shares of our common stock available for future stock-based awards under our 2020 Omnibus Incentive Plan which may include, at the discretion of our Compensation Committee or Board of Directors, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock, limited liability company interests in our primary operating company (ZoomInfo Holdings LLC), performance-based awards and other equity-based awards.

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 10, 2023 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The percentage of beneficial ownership of shares of our common stock is based on 404,565,488 shares of common stock outstanding as of March 10, 2023. Unless otherwise noted, the address for each of the beneficial owners listed below is 805 Broadway Street, Suite 900, Vancouver, Washington 98660.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
Capital World Investors(2)	43,215,348	10.7%
Investment Funds affiliated with Carlyle(3)(10)	36,662,469	9.1%
Morgan Stanley(4)	25,523,563	6.3%
TA Associates(5)(10)	23,300,086	5.8%
Vanguard Group Inc.(6)	30,176,182	7.5%
Wellington Management Group LLP(7)	25,045,153	6.2%
Kirk Brown(8)(10)	20,993,943	5.2%
Henry Schuck(9)(10)	29,280,348	7.2%
Peter Cameron Hyzer(11)	1,202,403	*
Chris Hays(12)	611,546	*
Nir Keren(13)	1,258,572	*
Todd Crockett	256,843	*
Mitesh Dhruv	26,149	*
Keith Enright	15,837	*
Ashley Evans	―	―
Alison Gleeson	―	―
Mark Mader	7,143	*
Patrick McCarter	―	―
D. Randall Winn	1,543,757	*
Directors and executive officers as a group (12 persons)(14)	32,944,026	8.1%
*Represents less than 1%.
(1)The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on March 10, 2023.
(2)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2023 by Capital World Investors (“CWI”) in which CWI reported that it has sole voting power over 43,215,302 shares of our common stock and sole dispositive power over 43,215,348 shares of our common stock. According to the schedule, CWI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CWI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital World Investors." The principal business address of CWI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(3)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2023 by certain entities affiliated with The Carlyle Group Inc. Carlyle Partners VI Evergreen Holdings, L.P. (“Carlyle Evergreen”) is the record holder of 16,877,890 shares of common stock. CP VI Evergreen Holdings, L.P. (“CP VI Evergreen” ) is the record holder of 16,784,579 shares of common stock. CP Cayman Opportunities Holdings, L.P. (“CP Cayman Opportunities” and, together with Carlyle Evergreen and CP VI Evergreen, the “Carlyle Investors”) is the record holder of 3,000,000 shares of common stock. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities held of record by Carlyle Evergreen and CP VI Evergreen, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VI S1, L.L.C., which is the general partner of TC Group VI S1, L.P., which is the general partner of Carlyle Evergreen and CP VI Evergreen. Accordingly, each of these entities may be deemed to share beneficial ownership of the securities held of record by Carlyle Evergreen and CP VI Evergreen. Each of them disclaims beneficial ownership of such securities. The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities held of record by CP Cayman Opportunities, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group VI, L.L.C., which is the general partner of TC Group VI, L.P., which is the managing member of Flex Credit Acquisition Company, LLC, which is the general partner of CP Cayman Opportunities. Accordingly, each of these entities may be deemed to share beneficial ownership of the shares of Class A Common Stock held of record by CP Cayman Opportunities. Each of them disclaims beneficial ownership of such securities. The principal business office address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P. and CP Cayman Opportunities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The address of each of the remaining entities named in this footnote is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004-2505.
(4)Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2023 by Morgan Stanley (“MS”) in which MS reported shared voting power over 22,025,862 shares of common stock and shared dispositive power over 25,214,334 shares of common stock. The securities being reported on by MS as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of MS. The principal business address of MS is 1585 Broadway, New York, NY 10036. The principal business office of Morgan Stanely Investment Management Inc. is 522 5th Avenue, 6th Fl., New York, NY 10036.
(5)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2023 by certain entities affiliated with TA Associates, L.P. Amount beneficially owned reflects (i) 12,512,510 shares of common stock held by TA XI DO AIV, L.P., (ii) 818,250 shares of common stock held by TA XI DO AIV II, L.P., (iii) 3,273,006 shares of common stock held by TA XI DO Feeder, L.P., (iv) 2,160,897 shares of common stock held by TA Atlantic and Pacific VII-A, L.P., (v) 734,109 shares of common stock held by TA AP VII-B DO Subsidiary Partnership, L.P., (vi) 2,936,449 shares of common stock held by TA Atlantic and Pacific VII-B, L.P., (vii) 464,708 shares of common stock held by TA Investors IV, L.P., (viii) 323,014 shares of common stock held by TA SDF III DO AIV, L.P., (ix) 15,427 shares of common stock held by TA SDF III DO AIV II, L.P., and (x) 61,716 shares of common stock held by TA SDF III DO Feeder, L.P. (collectively, the “TA Associates Funds”). TA Associates, L.P. is the ultimate general partner of each of such entity. Investment and voting control of the TA Associates Funds is held by TA Associates, L.P. No stockholder, director, or officer of TA Associates, L.P. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a five-person investment committee consisting of the following employees of TA Associates, L.P.: Todd R. Crockett, Jason P. Werlin, Jason S. Mironov, Kurt R. Jaggers, and Jeffrey T. Chambers. The address of each TA Associates Fund is 200 Clarendon Street, 56th floor, Boston, Massachusetts 02116.
(6)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group in which The Vanguard Group reported that it had shared voting power over 216,478 shares of common stock, sole dispositive power over 29,572,204 shares of common stock, and shared dispositive power over 603,978 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Based solely on information contained in a Schedule 13G filed with the SEC on February 6, 2023 by Wellington Management Group LLP (“Wellington”) in which Wellington reported that it had shared voting power with respect to 20,966,487 shares of common stock and shared dispositive power with respect to 25,045,153 shares of common stock. The securities reported as beneficially owned by Wellington, as parent holding company of certain holding companies and of Wellington Management Company LLP - IA, Wellington Management Canada LLC - IA, Wellington Management Singapore Pte LTD - IA, Wellington Management Hong Kong Ltd - IA, Wellington Management International Ltd - IA, Wellington Management Japan Pte Ltd - IA, and Wellington Management Australia Pty Ltd - IA (collectively, the “Wellington Investment Advisers”), are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington. The principal business address of Wellington and its related entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA, 02210.
(8)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2023. Amount beneficially owned reflects 13,377,329 shares of common stock held directly by DO Holdings (WA), LLC and 7,616,614 shares of common stock held directly by Mr. Brown. DO Holdings (WA), LLC is owned by Messrs. Schuck and Brown. Mr. Brown may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC. The principal business address of Mr. Brown is c/o Wildwood Law Group, 3915 NE 15th Ave, #362, Portland, OR 97212.

(9)Amount beneficially owned reflects (i) 12,288,001 shares of our common stock held directly by Mr. Schuck, (ii) 2,224,173 shares of common stock held directly by HSKB Funds, LLC (“HSKB”), (iii) 1,028,468 shares of common stock held directly by HSKB Funds II, LLC (“HSKB II”), (iv) 362,377 shares of common stock held by a grantor trust, and (v) 13,377,329 shares of common stock (based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2023) held directly by DO Holdings (WA), LLC. HSKB Funds, LLC and HSKB Funds II, LLC are managed by HLS Management, LLC. Mr. Schuck is the sole member of HLS Management, LLC. Mr. Schuck only has an economic interest in 1,848,514 shares of common stock held by HSKB and no economic interest in shares of common stock held by HSKB II. DO Holdings (WA), LLC is substantially owned by Messrs. Schuck and Brown. Mr. Schuck may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC.
(10)On June 3, 2020, 22C Capital granted an irrevocable proxy in favor of Carlyle, TA Associates, DO Holdings (WA), LLC, HSKB Funds, LLC, and HSKB Funds II, LLC (each a “Proxyholder”) pursuant to which the shares of our common stock held of record by investment funds affiliated with 22C Capital will be voted in favor of the election or removal, as applicable, of any member of our Board of Directors who is properly designated for election to or removal from our Board of Directors by any Proxyholder pursuant to and in accordance with the stockholders agreement. By virtue of the irrevocable proxy, the Proxyholders may be deemed to have shared voting power over the shares held of record by 22C Capital, though the Proxyholders have disclaimed beneficial ownership.
(11)Amount beneficially owned reflects 1,164,261 shares of our common stock and 38,142 shares underlying restricted stock units that vest within 60 days of March 10, 2023.
(12)Amount beneficially owned reflects (i) 610,609 shares of our common stock held directly by Mr. Hays and (ii) 937 LLC units of HSKB Funds II, LLC that vest within 60 days and, upon vesting, will be exchanged for shares of our common stock on a one-for-one basis.
(13)Mr. Keren departed his position in February 2023.
(14)Amount beneficially owned reflects 38,142 RSUs and 937 LLC units of HSKB Funds II, LLC, which are subject to vesting within 60 days of March 10, 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq.
Based solely on our review of copies of such reports and written representations from our executive officers, directors, and other beneficial owners of more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, in each case at any time during the prior fiscal year, we believe that such persons or beneficial owners complied with all Section 16(a) filing requirements during 2022, except that (i) HSKB Funds II, LLC filed an amended Form 4 on February 18, 2022 to correct the shares of common stock distributed to one or more employees of the Company or its subsidiaries, as reported in a prior timely filed Form 4; (ii) Mr. Hays filed an amended Form 4 on September 6, 2022 to correct the number shares that were withheld to cover tax liabilities in connection with the vesting of awards reported on a prior timely filed Form 4; and (iii) Sriprasadh Cadambi filed an amended Form 4 on September 6, 2022 to correct the number shares that were withheld to cover tax liabilities in connection with the vesting of awards reported on a prior timely filed Form 4. These amendments to Form 4 filings were required due to administrative error in the initial Form 4 filings.

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that information about any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest) proposed to be entered into by the Company must be reported to the Company’s General Counsel. The General Counsel will then promptly communicate that information to our Board of Directors or a duly authorized committee of our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a committee of our Board of Directors composed solely of independent directors who are disinterested. Our Board of Directors has designated the Audit Committee to serve as such committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Our policy also contains a standing approval for transactions with and payments to or from TA Associates, Carlyle and investment funds associated with 22C Capital LLC (“22C Capital”) and/or their respective affiliates (including portfolio companies) (each, a “Sponsor” and, collectively, the “Sponsors”) pursuant to agreements that were in effect at the time of the IPO and certain transactions with or related to the Sponsors, including, without limitation: (1) transactions involving the Company’s securities in which any Sponsor serves as an underwrite, placement agent, initial purchaser, financial advisor or in a similar capacity, and the fees and commissions received by the Sponsor for such services are no greater (on a per security basis) than those received by other underwriters, placement agents, initial purchasers, financial advisors or persons performing in a similar capacity in the transaction or that would be received by an unaffiliated third party; and (2) the purchase or sale of products or services involving any Sponsor, provided that (a) the appropriate officers of the Company reasonably believe the transaction is an arm’s length transaction, (b) the subject products or services are of a type generally made available to other customers of the Sponsor and (c) the aggregate amount involved in such purchase or sale is expected to be less than $5 million over five years.
As used herein, unless otherwise noted or the context requires otherwise:
•“HoldCo Units” refers to the class of units of ZoomInfo HoldCo.
•“OpCo Units” refers to the class of units of ZoomInfo OpCo and does not include Class P Units.
•“Pre-IPO HoldCo Unitholders” refers to the pre-IPO owners that held HoldCo Units immediately prior to the consummation of the IPO.
•“pre-IPO owners” refers, collectively, to the Sponsors, the Founders, and the management and other equity holders who were the owners of ZoomInfo OpCo immediately prior to the Reorganization Transactions (as defined below).
•“Pre-IPO OpCo Unitholders” refers to the pre-IPO owners that held OpCo Units immediately prior to the consummation of the IPO.
The following is a summary of such related person transactions since January 1, 2022 in which the amount involved exceeded or will exceed $120,000.
Stockholders Agreement
In connection with the IPO, we entered into a stockholders agreement with certain affiliates of TA Associates, Carlyle, and our Founders (the “parties to our stockholders agreement”) granting them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock.

This stockholders agreement requires us to, among other things, nominate a number of individuals for election as our directors at any meeting of our stockholders, designated by TA Associates (each such individual a “TA Designee”), Carlyle (each such individual a “Carlyle Designee”), and the Founders (each such individual a “Founder Designee,” and together with the TA Designee and the Carlyle Designee, the “Stockholder Designees”), such that, upon the election of such individual and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the Board, as a director of our company, the number of: (A) TA Designees serving as directors of our company will be equal to (i) two (2) directors, if TA Associates beneficially owns at least 15% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting or (ii) one (1) director, if TA Associates continues to own less than 15% but more than 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting; (B) Carlyle Designees serving as directors of our company will be equal to (i) two (2) directors, if Carlyle beneficially owns at least 15% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting or (ii) one (1) director, if Carlyle continues to own less than 15% but more than 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting; and (C) Founder Designees serving as directors of our company will be equal to one (1) director for so long as the Founders collectively beneficially own at least 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting. The authorized number of directors will not increase above nine (or seven or eight in the event one or both of TA Associates and Carlyle loses its right to designate one director) without the consent of TA Associates or Carlyle so long as TA Associates or Carlyle, as applicable, has the right to designate at least one director pursuant to the stockholders agreement. If the number of individuals that TA Associates or Carlyle has the right to designate is decreased because of the decrease in its combined voting power, then the corresponding number of such TA Designee or Carlyle Designee will immediately tender his or her resignation for consideration by the Board and the total number of directors shall be accordingly decreased; provided that the last remaining TA Designee or Carlyle Designee will resign from the Board at the end of his or her then current term. For so long as the stockholders agreement remains in effect and subject to the amended and restated certificate of incorporation, each of the Stockholder Designees may be removed and vacancies filled (subject to the nominating and corporate governance committee determining such designated persons are qualified) only with the consent of the respective Stockholder Designee that designated such individual. Each of TA Associates and Carlyle has the right to designate certain members of the committees of our Board of Directors so long as it has the right to designate at least one director pursuant to the stockholders agreement, subject to applicable law and any applicable independent requirements of the Nasdaq.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain affiliates of TA Associates, Carlyle, 22C Capital, and the Founders pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of common stock. Pursuant to the registration rights agreement, affiliates of TA Associates, Carlyle, and 22C Capital that are party to the registration rights agreement are entitled to certain demand registration rights, which require us to register shares of our common stock under the Securities Act held by participating holders and, if requested, to maintain a shelf registration statement effective with respect to such shares. In addition, if we propose to register the offer and sale of our common stock under the Securities Act following the consummation of the IPO, in connection with the public offering of such common stock, the parties to the registration rights agreement are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. At any time that a registration statement on Form S-3 is effective, subject to certain limitations, affiliates of TA Associates, Carlyle, and 22C Capital party to the registration rights agreement may make a written request that we register the offer and sale of their shares on such registration statement on Form S-3. Certain affiliates of 22C Capital also have participation rights to participate in any sale by affiliates of Carlyle under certain circumstances. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain parties against certain liabilities which may arise under the Securities Act.

Tax Receivable Agreements
ZoomInfo Intermediate Inc. (formerly known as ZoomInfo Technologies Inc.) entered into two tax receivable agreements. ZoomInfo Intermediate Inc. entered into (i) the Exchange Tax Receivable Agreement with the certain of our Pre-IPO OpCo Unitholders and (ii) the Reorganization Tax Receivable Agreement with the pre-IPO owners that held their interest in us through certain of our Pre-IPO OpCo Unitholders that are taxable as corporations for U.S. federal income tax purposes (the “Blocker Companies”) immediately prior to the consummation of the IPO (such pre-IPO owners, the “Pre-IPO Blocker Holders”). These tax receivable agreements provide for the payment by ZoomInfo Intermediate Inc. or any member of its affiliated, consolidated, combined, or unitary tax group (collectively, the “ZoomInfo Tax Group”) to certain pre-IPO owners and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of certain tax attributes and benefits covered by the tax receivable agreements. The Exchange Tax Receivable Agreement provides for the payment by members of the ZoomInfo Tax Group to certain Pre-IPO OpCo Unitholders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of (i) the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO and (ii) increases in the ZoomInfo Tax Group’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of the ZoomInfo Tax Group as a result of sales or exchanges of OpCo Units for shares of common stock after the IPO, and certain other tax benefits, including tax benefits attributable to payments under the Exchange Tax Receivable Agreement. Note that all exchanges of OpCo Units for shares of common stock have been completed to date and no future exchanges will occur. The Reorganization Tax Receivable Agreement provides for the payment by ZoomInfo Intermediate Inc. to Pre-IPO Blocker Holders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of the ZoomInfo Tax Group’s utilization of certain tax attributes of the Blocker Companies (including the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in certain reorganization transactions effected in connection with the IPO (the “Reorganization Transactions”), and certain other tax benefits, including tax benefits attributable to payments under the Reorganization Tax Receivable Agreement. The ZoomInfo Tax Group expects to benefit from the remaining 15% of realized cash tax benefits. Estimating the amount of payments made under the tax receivable agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in the ZoomInfo Tax Group’s allocable share of existing tax basis and the tax basis adjustments from the exchanges of OpCo Units for shares of common stock, as well as the amount and timing of any payments under the tax receivable agreements, vary depending upon a number of factors, including the timing of the exchanges, the price of shares of our common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount of tax attributes, and the amount and timing of our income.

Note that all exchanges of OpCo Units for shares of common stock have been completed to date and no future exchanges will occur. As of December 31, 2022, the ZoomInfo Tax Group had a liability of $2,978.7 million and $3,056.4 million respectively, related to its projected obligations under the Tax Receivable Agreements. This liability, or portion thereof, becomes payable once the tax attributes under the Tax Receivable Agreements reduces the ZoomInfo Tax Group’s current income tax liability which would have been otherwise due absent such tax attributes. The liability will be reduced to the extent the tax attributes are expected to expire or otherwise cannot be applied to reduce the ZoomInfo Tax Group’s tax liabilities. During the year ended December 31, 2022, we paid a total of $12.2 million pursuant to the Tax Receivable Agreements. For additional information about the Tax Receivable Agreements, see Note 18 - Tax Receivable Agreements to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Other Related Person Transactions
Michelle Brewer, our Vice President, Human Resources, is the sister-in-law of Henry Schuck, our Chief Executive Officer. Total compensation paid by the Company to Michelle Brewer, including salary, bonus, and equity compensation, for the year ended December 31, 2022 was approximately $0.3 million.
Hila Nir, our former Chief Product Officer, is the sister-in-law of Nir Keren, our former President, Israel, and Chief Technology Officer. Total compensation paid by the Company to Hila Nir, including salary and equity compensation, for the year ended December 31, 2022 was approximately $0.7 million.

Tax-Related Fees
We paid ongoing tax, accounting, and other administrative expenses on behalf of DO Sub-Holdings, LLC, HSKB Funds, LLC, HSKB Funds II, LLC and DiscoverOrg Management Holdings, LLC, each of which was formed prior to our IPO to hold employee retention equity and is controlled by Mr. Schuck, the amounts of $23,475, $253,016, $6,324 and $11,742, respectively, for the year ended December 31, 2022. The Company also approved similar fees to be paid in the year ending December 31, 2023.
Commercial Transactions with Our Sponsors and Sponsor Portfolio Companies
We provide limited complimentary access to our platform to 22C Capital, Carlyle and TA Associates. We estimate the value of such access provided to each of 22C Capital, Carlyle and TA Associates in 2022 to be approximately $12,500, $12,500 and $25,000, respectively. In addition, we provide our services to TA Associates and the Carlyle Group in the ordinary course of our business. We recorded revenues from TA Associates and The Carlyle Group in 2022 of approximately $366,000 and $107,000, respectively.
Our Sponsors and their affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to us.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, ZoomInfo Technologies Inc., 805 Broadway Street, Suite 900, Vancouver, Washington 98660. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2024 Annual Meeting, a proposal must be received by our Secretary on or before November 29, 2023. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2024 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2024 Annual Meeting, such a proposal must be received on or after January 18, 2024, but not later than February 17, 2024. In the event that the date of the 2024 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of this year’s Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our Bylaws in order to be timely delivered.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Anthony Stark
Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (ir.zoominfo.com) and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Secretary
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660

APPENDIX A: NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements presented in accordance with GAAP, this report contains non-GAAP financial measures, including adjusted operating income, adjusted operating income margin, and unlevered free cash flow. We believe these non-GAAP measures are useful to investors in evaluating our operating performance because they eliminate certain items that affect period-over-period comparability and provide consistency with past financial performance and additional information about our underlying results and trends by excluding certain items that may not be indicative of our business, results of operations, or outlook.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, but rather as supplemental information to our business results. This information should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items or events being adjusted. In addition, other companies may use different measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP.
We define Adjusted Operating Income as income from operations plus (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, and (v) integration costs and acquisition-related compensation. We define Adjusted Operating Income Margin as Adjusted Operating Income divided by the sum of revenue and the impact of fair value adjustments to acquired unearned revenue.
We define Unlevered Free Cash Flow as net cash provided from operating activities less (i) purchases of property and equipment and other assets, plus (ii) cash interest expense, (iii) cash payments related to restructuring and transaction-related expenses, and (iv) cash payments related to integration costs and acquisition-related compensation. Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.
Net revenue retention is an annual metric that we calculate based on customers that were contracted for services at the beginning of the year, or, for those that became customers through an acquisition, at the time of the acquisition. Net revenue retention is calculated as: (a) the annual contract value (“ACV”) for those customers at the end of the year divided by (b) ZoomInfo ACV at the beginning of the year plus the ACV of acquired companies at the time of acquisition.

Reconciliation from GAAP Net Income (Loss) to Adjusted Operating Income (Fiscal Years 2022, 2021, and 2020)

	Year Ended December 31,
($ in millions)	2022	2021	2020
Net income (loss)	$63.2	$94.9	$(36.4)
Add (less): Expense (benefit) from income taxes	131.4	6.1	4.7
Add: Interest expense, net	47.6	43.9	69.3
Add: Loss on debt modification and extinguishment	—	7.7	14.9
Add (less): Other expense (income), net	(66.4)	(39.3)	(15.4)
Income (loss) from operations	$175.8	$113.3	$37.1
Add: Impact of fair value adjustments to acquired unearned revenue	2.1	4.6	2.6
Add: Amortization of acquired technology	48.2	35.3	23.3
Add: Amortization of other acquired intangibles	22.0	20.3	18.7
Add: Equity-based compensation	192.3	93.0	121.6
Add: Restructuring and transaction-related expenses	4.1	23.7	13.8
Add: Integration costs and acquisition-related expenses	3.3	16.4	9.0
Adjusted Operating Income	$447.8	$306.6	$226.0
Less: Interest expense, net	(47.6)	(43.9)	(69.3)
Less (add): Other expense (income), net, excluding TRA liability remeasurement (benefit) expense	0.8	(0.3)	(0.3)
Add (less): Benefit (expense) from income taxes	(131.4)	(6.1)	(4.7)
Add (less): Tax impacts of adjustments to net income (loss)	93.8	(25.3)	(13.5)
Adjusted Net Income	$363.5	$231.1	$138.2
Reconciliation from GAAP Operating Cash Flow to Unlevered Free Cash Flow (FY 2022)

in millions ($)	FY 2022
Cash flow from operations	$417.0
Purchases of property and equipment and other assets	(28.9)
Interest paid in cash	50.0
Restructuring and transaction-related expenses paid in cash	14.6
Integration costs and acquisition-related compensation paid in cash	3.7
Unlevered Free Cash Flow	$456.5

zoominfo

ZOOMINFO TECHNOLOGIES INC.
805 BROADWAY ST
SUITE 900
VANCOUVER, WA 98660

SCAN TO
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V04615-P85683

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DETACH AND RETURN THIS PORTION ONLY

ZOOMINFO TECHNOLOGIES INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. To elect the director nominees listed in the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Todd Crockett
02) Patrick McCarter
03) D. Randall Winn

The Board of Directors recommends you vote "FOR" the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V04616-P85683

ZOOMINFO TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 17, 2023 12:00 PM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Henry Schuck, Cameron Hyzer and Anthony Stark, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of ZOOMINFO TECHNOLOGIES INC. held of record by the undersigned at the close of business on March 21, 2023 that the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting of Stockholders to be held at 12:00 PM, PDT on May 17, 2023, virtually at www.virtualshareholdermeeting.com/ZI2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but this proxy is signed, this proxy will be voted "FOR" the election of the director nominee on the reverse side, "FOR" Proposal 2 and "FOR" Proposal 3. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side